Exhibit 10.1

CREDIT AGREEMENT
Dated as of June 18, 2010
among
PEABODY ENERGY CORPORATION,
as US Borrower,
PEABODY HOLLAND B.V.,
as Dutch Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS, INC.
and
HSBC SECURITIES (USA) INC.,
as
Joint Lead Arrangers and Joint Book Managers,
and
The Other Lenders Party Hereto
CITIBANK, N.A.
and
HSBC BANK USA, N.A.,
as
Co-Syndication Agents,
and
ROYAL BANK OF SCOTLAND PLC
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as
Co-Documentation Agents

SCHEDULES

1.01(a)	Mandatory Cost Formulae
1.01(b)	US Subsidiary Guarantors
1.01(c)	Dutch Facility Guarantors
1.01(d)	Excluded Foreign Subsidiaries
1.01(e)	Unrestricted Subsidiaries
1.01(f)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.09	Environmental Matters
5.13	Subsidiaries
5.17	Intellectual Property
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.12	Negative Pledge Clauses
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS
Form of:
A	Borrowing Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Note
D	Compliance Certificate
E	Assignment and Assumption
F	US Subsidiary Guarantee Agreement
G	Dutch Facility Guarantee Agreement
H-1	Opinion of Simpson Thacher & Bartlett LLP
H-2	Opinion of Kenneth L. Wagner, Esq.
H-3	Opinion of Baker & McKenzie Amsterdam N.V.

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of June 18, 2010, among PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”, and together with the US Borrower, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and BANC OF AMERICA SECURITIES LLC, CITIGROUP GLOBAL MARKETS, INC. and HSBC SECURITIES (USA) INC., as Joint Lead Arrangers and Joint Book Managers.
     WHEREAS, the US Borrower is party to that certain Third Amended and Restated Credit Agreement, dated as of September 15, 2006, by and among the US Borrower, Bank of America, N.A. as administrative agent, swing line lender and L/C issuer, Banc of America Securities LLC and Citigroup Global Markets Inc., each as a joint lead arranger and joint book manager, Citibank, N.A., as syndication agent, BNP Paribas, Calyon, and The Royal Bank of Scotland PLC, each as a co-documentation agent, and the lenders party thereto, as amended through the date hereof (the “Existing Credit Agreement”);
     WHEREAS, the US Borrower seeks to refinance the Existing Credit Agreement; and
     WHEREAS, the Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility to the US Borrower and a revolving credit facility to the Dutch Borrower, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit and bank guarantees, in each case, on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accepting Lenders” has the meaning specified in Section 10.01(g).
     “Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the Securities and Exchange Commission.
     “A$” means the lawful currency of Australia.
     “Additional Extensions of Credit” has the meaning specified in Section 10.01.
     “Adjustment Date” means the date of receipt by the Administrative Agent of the financial statements for the most recently completed fiscal period furnished pursuant to Section 6.01, and the compliance certificate with respect to such financial statements furnished pursuant to Section 6.02. For purposes of determining the Applicable Rate, the first Adjustment Date shall be the third day following the date on which the financial statements for the fiscal quarter ended June 30, 2010 furnished pursuant to Section 6.01 and the related compliance certificate furnished pursuant to Section 6.02 are delivered to the Administrative Agent.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Agreement Currency” has the meaning specified in Section 10.18.
     “Alternative Currency” means each of Euro, Sterling, A$ and each other currency (other than Dollars) that is approved in accordance with Section 1.05.
     “Alternative Currency Equivalent” means, at any date, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars on such date.
     “Alternative Currency Sublimit” means an amount equal to 30% of the aggregate Revolving Credit Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) until the Closing Date, such Term Loan Lender’s respective Term Loan Commitments and (ii) thereafter, the aggregate principal amount of such Term Loan Lender’s Term Loans then outstanding, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, (c) in respect of the US Borrower

Revolving Credit Facility, with respect to any US Borrower Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the US Borrower Revolving Credit Facility represented by such US Borrower Revolving Credit Lender’s US Borrower Revolving Credit Commitment at such time and (d) in respect of the Dutch Borrower Revolving Credit Facility, with respect to any Dutch Borrower Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Dutch Borrower Revolving Credit Facility represented by such Dutch Borrower Revolving Credit Lender’s Dutch Borrower Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth below:

		Applicable Rate
		Eurocurrency
		Rate Loans,
		Swing Line
		Loans and
	Consolidated	Letters of	Base Rate	Commitment
Level	Leverage Ratio	Credit	Loans	Fee
I	> 3.50x	3.500%	2.500%	0.500%
II	> 3.00x	3.250%	2.250%	0.500%
III	> 2.50x	3.000%	2.000%	0.500%
IV	> 2.00x	2.750%	1.750%	0.500%
V	> 1.50x	2.500%	1.500%	0.500%
VI	< 1.50x	2.250%	1.250%	0.375%
provided that, (a) the Applicable Rate will be determined as of the last day of the immediately preceding fiscal quarter, provided that until the delivery of the Borrower’s Compliance Certificate for the period ending June 30, 2010, the Applicable Rate will be as set forth in Level V, (b) the Applicable Rate determined for any Adjustment Date (including the first Adjustment Date) shall remain in effect until a subsequent Adjustment Date for which the Consolidated Leverage Ratio falls within a different level, and (c) if the financial statements and related Compliance Certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.01 and 6.02, the Applicable Rate shall be (i) for the first 35 days subsequent to such due date, the Applicable Rate in effect prior to such due date and (ii) thereafter, as set forth in Level I, in either case, until the date of delivery of such financial statements and Compliance Certificate, after which the Applicable Rate shall be based on the Consolidated Leverage Ratio set forth in such Compliance Certificate.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, subject to the Administrative Agent or L/C Issuer providing advance notice to the Borrowers that such local time is necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., each in its capacity as joint lead arranger and joint book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit E or any other form approved by the Administrative Agent, in accordance with Section 10.06(b).
     “Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Audited Financial Statements—2009” means the audited consolidated balance sheet of the US Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year of the US Borrower and its Subsidiaries, including the notes thereto.
     “Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank Guarantee” means a direct guaranty or undertaking issued for the account of the US Borrower pursuant to this Agreement by an L/C Issuer in form acceptable to the L/C Issuer issued to provide credit support to the US Borrower or any of its Subsidiaries.
     “Bank of America” means Bank of America, N.A. and its successors.

     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurocurrency Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Term Loan or a Revolving Credit Loan that bears interest based on the Base Rate, as applicable. All Base Rate Loans shall be denominated in Dollars.
     “BBA LIBOR Daily Floating Rate” means a daily fluctuating rate of interest equal to the rate per annum (rounded upwards to the nearest 1/100 of one percent) equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Swing Line Lender from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for US Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time, in the Swing Line Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Administrative Agent. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.
     “Borrowers” means, collectively, the US Borrower and the Dutch Borrower.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.
     “Borrowing Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Term Loans or Revolving Credit Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate

Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.
     “Cash Collateralize” has the meaning specified in Section 2.16 (a).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender.
     “Change of Control” means:
     (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the US Borrower entitled to vote for members of the board of directors or equivalent governing body of the US Borrower on a fully-diluted basis;
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the US Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
     (c) the US Borrower shall at any time fail to (directly or indirectly) beneficially own 100% of each class of issued and outstanding Equity Interests of the Dutch Borrower, unless the Dutch Borrower Revolving Credit Commitment shall have been terminated and any Dutch Borrower Revolving Credit Loans have been paid in full in cash; or
     (d) a “Change of Control” as defined in the Senior Notes Indenture, as amended, restated, modified, replaced, or refinanced from time to time.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
     “Consolidated Cash Interest Charges” means, for any period, for the US Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all interest expense and letter of credit fees and commissions of the US Borrower and its Restricted Subsidiaries in connection with borrowed money or other extensions of credit, in each case, to the extent treated as interest in accordance with GAAP and payable in cash, provided that Consolidated Cash Interest Charges shall exclude prepayment premiums and penalties in connection with the redemption of the Senior Notes.

     “Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case, for such period) plus, without duplication, (i) consolidated interest expense, determined in accordance with GAAP, (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles, (iii) any debt extinguishment costs, (iv) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, (v) any amount of asset retirement obligations expense, and (vi) transaction costs, fees and expenses incurred during such period in connection with any acquisition not prohibited hereunder or any issuance of debt or equity securities by the US Borrower or any of its Restricted Subsidiaries, in each case, for such period.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the US Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under standby letters of credit (other than with respect to mine reclamation and workers compensation and other employee benefit liabilities) and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) obligations under federal coal leases and (iii) obligations under coal leases which may be terminated at the discretion of the lessee), (d) Attributable Indebtedness in respect of Capital Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the US Borrower or any Subsidiary (other than Guarantees of less than $25,000,000 individually and $100,000,000 in the aggregate), and (f) amounts due under Permitted Securitization Programs (whether or not on the balance sheet of the US Borrower or its Restricted Subsidiaries), excluding the Existing Securitization, provided that Consolidated Funded Indebtedness shall exclude (i) the $750,000,000 in aggregate principal amount of the convertible junior subordinated debentures of the US Borrower due December 2066, (ii) with respect to any junior subordinated equity-linked security, the percentage of equity credit received from each of Moody’s and S&P (or if Moody’s and S&P provide different levels of equity credit, the lesser percentage of equity credit received) for such additional equity-linked security issuances, (iii) Non-Recourse Debt, (iv) the amount of obligations under any Guarantee issued by the US Borrower or any of its Restricted Subsidiaries existing on the Closing Date and (v) the Excel Bonds held by the US Borrower or its consolidated Subsidiaries on the Closing Date.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the US Borrower pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated Cash Interest Charges for such period.

     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the date of the financial statements most recently delivered by the US Borrower pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.
     “Consolidated Net Income” means, for any period, for the US Borrower and its Restricted Subsidiaries on a consolidated basis, the net income attributable to common stockholders of the US Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP, plus (a) any cash dividends and/or distributions actually received by the US Borrower or a Restricted Subsidiary from any Unrestricted Subsidiary and/or Joint Venture during such period to the extent not already included therein; minus (b) any net income (or loss) of the US Borrower or a Restricted Subsidiary for such period that is accounted for by the equity method of accounting to the extent included therein.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.17.
     “Designated Letters of Credit” means letters of credit issued with respect to mine reclamation, workers’ compensation and other employee benefit liabilities.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any date, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States; provided, that in no event shall a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.
     “Dutch Borrower” has the meaning specified in the introductory paragraph hereto.
     “Dutch Borrower Obligations” means all Obligations of the Dutch Borrower.
     “Dutch Borrower Revolving Credit Commitment” means, as to each Dutch Borrower Revolving Credit Lender, its obligation to make Dutch Borrower Revolving Credit Loans to the Dutch Borrower pursuant to Section 2.01(b)(ii), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dutch Borrower Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Dutch Borrower Revolving Credit Commitments as of the Closing Date is $350,000,000.
     “Dutch Borrower Revolving Credit Facility” means, at any time, the aggregate amount of the Dutch Borrower Revolving Credit Lenders’ Dutch Borrower Revolving Credit Commitments at such time.

     “Dutch Borrower Revolving Credit Lender” means, at any time, any Lender that has a Dutch Borrower Revolving Credit Commitment at such time.
     “Dutch Borrower Revolving Credit Loan” has the meaning specified in Section 2.01(b)(ii).
     “Dutch Facility Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.
     “Dutch Facility Guarantors” means, as of the Dutch Facility Closing Date, (a) the US Borrower, (b) the US Subsidiary Guarantors and (c) all Foreign Subsidiaries of the US Borrower who are Restricted Subsidiaries (other than the Dutch Borrower and the Excluded Foreign Subsidiaries). In addition to the US Borrower and the US Subsidiary Guarantors, the Dutch Facility Guarantors as of the Dutch Facility Closing Date are expected to be the Foreign Subsidiaries of the US Borrower that are listed on Schedule 1.01(c).
     “Dutch Facility Guaranty” means the Guaranty of the Dutch Borrower Obligations made by the Dutch Facility Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.
     “Dutch Facility Termination Date” means the date on which the Dutch Borrower Revolving Credit Commitments shall have been terminated, any Dutch Borrower Revolving Credit Loans shall have been paid in full in cash and no other Obligation with respect to the Dutch Borrower Revolving Credit Facility shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence).
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the US Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the US Borrower, the Dutch Borrower or any of their respective Affiliates or Subsidiaries; and provided further, however, unless an Event of Default has occurred and is continuing, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending to the US Borrower or the Dutch Borrower, as applicable, without the imposition of any additional Indemnified Taxes and assignment to such Person would not, at the time of such assignment, result in the US Borrower or Dutch Borrower becoming liable to pay any additional amount to such Person or any Governmental Authority pursuant to Section 3.01 or Section 3.04.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

     “Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Substances, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the US Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the US Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the US Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the US Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, for any Interest Period (a) with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) with respect to a determination of “Base Rate” (pursuant to clause (b) of its definition), BBA LIBOR for a one month Interest Period as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time on each Business Day on which the Base Rate is being determined. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) (x) in the case of clause (a) above, two Business Days prior to the commencement of such Interest Period and (y) in case of clause (b) above, on each Business Day on which the Base Rate is being determined.

     “Eurocurrency Rate Loan” means a Term Loan or a Revolving Credit Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or, solely with regards to Revolving Credit Loans (but excluding Swing Line Loans) in an Alternative Currency. All Revolving Credit Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excel Bonds” means, collectively, (a) the $10,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.34% Series A bonds, due December 2014, (b) the $39,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.34% Series B bonds, due December 2014, and (c) the $57,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.84% Series C bonds, due December 2016.
     “Excluded Foreign Subsidiary” means
     (a) any Foreign Subsidiary that is prevented from giving a Dutch Facility Guaranty because a “whitewash” or other similar procedure required with respect to such Foreign Subsidiary under applicable law to guarantee debt has not been consummated,
     (b) any Foreign Subsidiary that is created or acquired after the Closing Date, or through the acquisition by either of the Borrowers or a Subsidiary of additional securities becomes a Subsidiary after the Closing Date, to the extent that (and only for so long as) the giving of a Dutch Facility Guaranty by such Foreign Subsidiary in accordance with Section 6.12 would be prohibited by applicable law,
     (c) any Foreign Subsidiary that would be prohibited by the terms of any Contractual Obligation from guaranteeing the Obligations or any other obligations or liabilities guaranteed pursuant to the terms of the Dutch Facility Guaranty (it being understood that, for purposes of this definition, the terms of any Contractual Obligation shall be deemed to prohibit such Guarantee if it would constitute a breach or default under or result in the termination of or require the consent of any Person (other than the US Borrower or any of its Subsidiaries, or the Administrative Agent or the Lenders in their respective capacities as such) under the security, agreement, instrument or other undertaking giving rise to such Contractual Obligation) so long as such Contractual Obligation was not created in contemplation of this definition,
     (d) any Foreign Subsidiary whose provision of a Dutch Facility Guaranty would cause material adverse tax consequences for the US Borrower and its Subsidiaries,
     (e) any Foreign Subsidiary that is not a wholly-owned Subsidiary,
     (f) any Foreign Subsidiary which is not organized or incorporated under the laws of Australia, England, the Netherlands or Singapore; provided that the US Borrower may designate a Foreign Subsidiary which is organized or incorporated under the laws of any non-United States jurisdiction to be a Dutch Facility Guarantor if so agreed by the Administrative Agent pursuant to the provisions of Section 6.12(b), or

     (g) the following Foreign Subsidiaries, which have de minimus assets and are in the process of dissolution: Excel Employment Services Pty Ltd and North Goonyella Coal Mine Management Pty Ltd.
     The Excluded Foreign Subsidiaries as of the Closing Date are listed on Schedule 1.01(d).
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender, or such L/C Issuer (or such other recipient) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note) and (b) other than in the case of an assignee pursuant to a request by the Borrowers under Section 10.13, any United States tax or Dutch withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law after the date such Lender becomes a party hereto) to comply with Section 3.01(e); except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a) or (c) any United States withholding tax imposed as a result of a Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code (effective as of the date hereof) and any regulations promulgated thereunder.
     “Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.
     “Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(f).
     “Existing Securitization” means the accounts receivable securitization financing of P&L Receivables Company LLC, existing as of the Closing Date.
     “Facility” means the Revolving Credit Facility or the Term Loan Facility, as the context may require.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means, collectively, (a) the letter agreement, dated June 18, 2010, among the US Borrower, the Administrative Agent and Banc of America Securities, LLC, (b) the letter agreement, dated June 18, 2010, among the US Borrower, Citibank, N.A. and Citigroup Global Markets, Inc., and (c) the letter agreement, dated June 18, 2010, among the US Borrower, HSBC Securities (USA) Inc. and HSBC Bank USA, N.A.
     “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Financing Lease for purposes of this Agreement.
     “Foreign Lender” means, with respect to either of the Borrowers, any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Loan Parties” means, collectively, the Dutch Borrower and each Dutch Facility Guarantor.
     “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.
     “Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.
     “Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Fee” has the meaning specified in Section 2.03(j).
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.
     “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the US Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” shall mean, collectively, the US Subsidiary Guarantors and the Dutch Facility Guarantors.
     “Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.
     “Honor Date” shall have the meaning specified in Section 2.03(c)(i).
     “Incremental US Borrower Revolving Credit Commitment” has the meaning specified in Section 2.14(a).
     “Incremental US Borrower Revolving Credit Lender” has the meaning specified in Section 2.14(c).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all obligations of such Person arising under bankers’ acceptances issued for the account of such Person;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) Capital Lease Obligations (other than obligations in connection with the IRBs); and

     (g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person).
     The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a BBA LIBOR Daily Floating Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan and any BBA LIBOR Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or, if available to all Lenders making such Eurocurrency Rate Loan, one or two weeks or nine or twelve months thereafter, as selected by the applicable Borrower in its Borrowing Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and their respective Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRBs” means the City of St. Louis, Missouri Taxable Industrial Development Revenue Bonds (Peabody Energy Corporation Project), Series 2010, in an aggregate principal amount not to exceed $60,000,000, as evidenced by that certain Trust Indenture, to be entered into between the City of St. Louis, Missouri and U.S. Bank, National Association, St. Louis, Missouri.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the US Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
     “Joint Venture” means any Person (other than a Subsidiary) in which the US Borrower and its Subsidiaries collectively hold an ownership interest.
     “Judgment Currency” has the meaning specified in Section 10.18.
     “Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, and such other Lender or Lenders that agree to act as L/C Issuer at the request of the US Borrower, and any successor issuer of Letters of Credit hereunder or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and includes (i) any Incremental US Borrower Revolving Credit Lender and (ii) as the context requires, the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the applicable Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit or Bank Guarantee issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the US Borrower or the Dutch Borrower, as applicable under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, the US Subsidiary Guaranty and the Dutch Facility Guaranty.

     “Loan Parties” means, collectively, the US Loan Parties and the Foreign Loan Parties.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(a).
     “Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the US Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
     “Maturity Date” means June 18, 2015; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the US Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Non-Recourse Debt” means Indebtedness (a) as to which neither the US Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the equity interests of any Unrestricted Subsidiary, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the equity interests of any Unrestricted Subsidiary, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the US Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the US Borrower or any of its Restricted Subsidiaries (other than the equity interests of any Unrestricted Subsidiary).
     “Note” means a Term Note or a Revolving Credit Note, as the context may require.
     “Obligations” means all advances to, and debts, liabilities and obligations (other than Swap Obligations) of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans, US Borrower Revolving Credit Loans or Dutch Borrower Revolving Credit Loans, as the context may require, on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans, Revolving Credit Loans, US Borrower Revolving Credit Loans or Dutch Borrower Revolving Credit Loans, as applicable, occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the US Borrower of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participant Register” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the US Borrower or any ERISA Affiliate or to which the US Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Amendments” shall mean an extension of the maturity date of any Loan and/or any Commitment by the Accepting Lenders and, in connection therewith, (a) any change in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or the payment of additional fees (including prepayment premiums or fees) to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property as agreed by the Borrowers and the Accepting Lenders to the extent not prohibited by this Agreement) and (b) the repayment in full on the Maturity Date of all Loans and other amounts owing to each of the Lenders who are not Accepting Lenders notwithstanding the pro rata sharing provisions of Section 2.13.
     “Permitted Securitization Programs” means (a) the Existing Securitization and (b) any receivables securitization program pursuant to which the US Borrower or any of its Subsidiaries sells accounts receivable and related receivables, so long as any related Indebtedness incurred to finance the purchase of such accounts receivable is not included on the balance sheet of the US Borrower or any Subsidiary in accordance with GAAP and applicable regulations of the SEC; provided, that the aggregate principal amount of all asset-backed securities issued pursuant to such receivables securitization programs covered in (a) and (b) above shall not exceed $500,000,000 at any time outstanding.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the US Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Prairie State Project” means that certain approximately 1,500 megawatt capacity coal-fired electricity generation plant on a reclaimed mine site in Washington County, Illinois.
     “Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.
     “Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 7.11, that with respect to any acquisition or disposition, such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the US Borrower has delivered financial statements pursuant to Section 6.01. In connection with the foregoing, (a) with respect to any acquisition, income statement items attributable to the Person or property or assets acquired of shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the US Borrower and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the US Borrower or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.
     “Refinancing Indebtedness” has the meaning specified in Section 7.03(c).
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.
     “Replaced Term Loans” has the meaning specified in Section 10.01.
     “Replacement Term Loans” has the meaning specified in Section 10.01.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Borrowing Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.

     “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Revolving Lenders.
     “Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, president or any vice president of the US Borrower or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to the Dutch Borrower or any other Foreign Subsidiary of the US Borrower or, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the applicable Borrower and, in addition, any Person holding a similar position with respect to the Dutch Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the US Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the US Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) each date on which a payment of a Loan denominated in an Alternative Currency is made or required to be made hereunder and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) each date on which a reimbursement payment in respect of any Letter of Credit denominated in an Alternative Currency is made or required to be made hereunder, (v) each date on which the Borrowers are required to Cash Collateralize any L/C Obligations in respect of any Letter of Credit denominated in an Alternative Currency and (vi) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
     “Revolving Credit Commitment” means the US Borrower Revolving Credit Commitments and the Dutch Borrower Revolving Credit Commitments. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $1,500,000,000. At all times, (i) each Revolving Credit Lender that does not increase its US Borrower Revolving Credit Commitment pursuant to Section 2.14 shall hold a percentage of the US Borrower Revolving Credit Commitments that equals the percentage of the Dutch Borrower Revolving Credit Commitments which it holds and (ii) each Revolving Credit Lender’s Revolving Credit Commitment shall be the sum of its US Borrower Revolving Credit Commitment and Dutch Borrower Revolving Credit Commitment.
     “Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder.
     “Revolving Credit Increase Effective Date” has meaning specified in Section 2.14(d).
     “Revolving Credit Lender” means, at any time, any US Borrower Revolving Credit Lender or Dutch Borrower Revolving Credit Lender. As of the Closing Date, the US Borrower Revolving Credit Lenders and the Dutch Borrower Revolving Credit Lenders shall be identical.
     “Revolving Credit Loans” means the US Borrower Revolving Credit Loans and the Dutch Borrower Revolving Credit Loans.
     “Revolving Credit Note” means a promissory note made by the US Borrower or the Dutch Borrower, as applicable, in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

     “Senior Notes” means, all senior notes and other debt securities issued from time to time by the US Borrower or any of its Restricted Subsidiaries in the capital markets, including, (a) the $650,000,000 in aggregate principal amount of the US Borrower’s 6 7/8% Senior Notes due 2013, (b) the $250,000,000 in aggregate principal amount of the US Borrower’s 5 7/8% Senior Notes due 2016, (c) the $650,000,000 in aggregate principal amount of the US Borrower’s 7 3/8% Senior Notes due 2016, (d) the $250,000,000 in aggregate principal amount of the US Borrower’s 7 7/8% Senior Notes due 2026, (e) the $750,000,000 in aggregate principal amount of the US Borrower’s Convertible Junior Subordinated Debentures due December 2066 and (f) the Excel Bonds.
     “Senior Notes Indenture” means, the indentures or equivalent agreements under which any Senior Notes of the US Borrower are issued from time to time, including, (a) the Indenture, dated as of March 21, 2003, among the US Borrower, the guarantors named therein and US Bank National Association, as trustee, pursuant to which the 6 7/8% Senior Notes were issued, (b) the Indenture, dated as of March 19, 2004, among the US Borrower, the guarantors named therein and US Bank National Association, as trustee, pursuant to which the 5 7/8% Senior Notes were issued, (c) the Indenture, dated as of March 19, 2004, among the US Borrower and U.S. Bank National Association, as trustee, pursuant to which the 7 3/8% Senior Notes were issued, (d) the Indenture, dated as of March 19, 2004, among the US Borrower, and U.S. Bank National Association, as trustee, pursuant to which the 7 7/8% Senior Notes were issued and (e) the Indenture, dated as of December 20, 2006, among the US Borrower, U.S. Bank National Association, as trustee, pursuant to which the 4.75% Convertible Junior Subordinated Debentures were issued.
     “Similar Business” means coal production, coal mining, coal gasification, coal liquifaction, coal-to-chemical conversions, other BTU conversions, coal brokering, coal transportation, mine development, electricity generation, power/energy sales and other energy related businesses, coal supply contract restructurings, ash disposal, environmental remediation, coal and coal bed methane exploration, production, marketing, transportation and distribution, real estate development and other related businesses, and activities of the US Borrower and its Subsidiaries as of the date hereof and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
     “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the US Borrower.
     “Surety Bonds” means surety bonds obtained by the US Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice and the indemnification or reimbursement obligations of the US Borrower or such Restricted Subsidiary in connection therewith.
     “Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
     “Swap Obligations” means all debts, liabilities and obligations of (a) the US Borrower in respect of any Swap Contract between the US Borrower and any Lender or any Affiliate thereof (or with any Person that was a Lender or an Affiliate thereof when such Swap Contract was entered into) and (b) the US Borrower in respect of any Swap Contract in effect as the Closing Date between the US Borrower and any Person who was a lender under the Existing Credit Agreement or an Affiliate thereof (or with any Person that was a lender under the Existing Credit Agreement or an Affiliate thereof when such Swap Contract was entered into).
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility.
     “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).
     “Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the US Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Term Loan Commitments as of the Closing Date is $500,000,000.

     “Term Loan Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.
     “Term Loan Increase Effective Date” has meaning specified in Section 2.15(d).
     “Term Loan Lender” means, collectively, (i) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (ii) at any time after the Closing Date, any Lender that holds Term Loans at such time.
     “Term Note” means a promissory note made by the US Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-1.
     “Threshold Amount” means $75,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
     “Total Term Loan Outstandings” means the aggregate Outstanding Amount of all Term Loans.
     “TXU Europe” means TXU Europe Limited, a Company organized under the laws of the England and Wales.
     “Type” means, with respect to a Term Loan or a Revolving Credit Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
     “UCP” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “US” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unrestricted Subsidiary” means any Subsidiary of the US Borrower (other than the Dutch Borrower) that the US Borrower notifies the Administrative Agent in writing is an “Unrestricted Subsidiary”, including, as of the Closing Date, those entities listed on Schedule 1.01(e), but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt; (b) is not a party to any agreement, contract, arrangement or understanding with the US Borrower or any Restricted Subsidiary of the US Borrower except as expressly permitted by Section 7.08; (c) is a Person with respect to which neither the US Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional equity interests in such Person, except with respect to Investments permitted under Section 7.02 or (ii) to maintain or preserve such Person’s financial condition (except with respect to performance guarantees not prohibited hereunder) or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the US Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary (or is redesignated by the US Borrower as a Restricted Subsidiary), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the US Borrower as of such date and any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary of the US Borrower as of such date (and, if such Indebtedness or Investments are not permitted to be incurred hereunder the US Borrower shall be in default under this Agreement). At the time of any designation by the US Borrower of any Restricted Subsidiary as an Unrestricted Subsidiary, such designation shall be deemed (a) an Investment in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any Guarantee Obligation incurred by such designated Restricted Subsidiary with respect to the Obligations and the Swap Obligations) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the US Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (b) a Disposition which must comply with the provisions of Section 7.05.
     “US Borrower” has the meaning specified in the introductory paragraph hereto.
     “US Borrower Obligations” means all Obligations of the US Borrower.
     “US Borrower Revolving Credit Commitment” means, as to each US Borrower Revolving Credit Lender, its obligation to (a) make US Borrower Revolving Credit Loans to the US Borrower pursuant to Section 2.01(b)(i), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Borrower Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the US Borrower Revolving Credit Commitments as of the Closing Date is $1,500,000,000.
     “US Borrower Revolving Credit Facility” means, at any time, the aggregate amount of the US Borrower Revolving Credit Lenders’ US Borrower Revolving Credit Commitments at such time.

     “US Borrower Revolving Credit Lender” means, at any time, any Lender that has a US Borrower Revolving Credit Commitment at such time.
     “US Borrower Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).
     “US Loan Parties” means, collectively, the US Borrower and each US Subsidiary Guarantor.
     “US Subsidiary Guarantors” means any Restricted Subsidiary that is a Domestic Subsidiary; provided, that such term shall not include any Subsidiary not wholly-owned, directly or indirectly, by the US Borrower to the extent (but only so long as) it is prohibited by the terms of any Contractual Obligation (including pursuant to any Organization Documents of such Subsidiary) from guaranteeing the Obligations or any other obligations or liabilities guaranteed pursuant to the terms of the US Subsidiary Guaranty (it being understood that, for purposes of this definition, the terms of any Contractual Obligation shall be deemed to prohibit such Guarantee if it would constitute a breach or default under or result in the termination of or require the consent of any Person (other than the US Borrower or any of its Subsidiaries, or the Administrative Agent or the Lenders in their respective capacities as such) under the security, agreement, instrument or other undertaking giving rise to such Contractual Obligation); provided further, that such Contractual Obligation is not and was not created in contemplation of this definition. The US Subsidiary Guarantors as of the Closing Date are the Subsidiaries of the US Borrower listed on Schedule 1.01(b).
     “US Subsidiary Guaranty” means the certain Guarantee of the US Borrower Obligations and Swap Obligations made by the US Subsidiary Guarantors in favor of the Administrative Agent, the Lenders and counterparties under certain Swap Contracts, substantially in the form of Exhibit F.
     1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-

owned” when referring to a Subsidiary of a Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by such Borrower or another wholly-owned Subsidiary of such Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03. Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements—2009, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the US Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the US Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.
     (c) Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio for purposes of determining compliance with Section 7.11(a) and (b) shall be made on a Pro Forma Basis (i) with respect to any acquisition by the US Borrower or its Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available is equal to or greater than 5% of the Consolidated EBITDA of the US Borrower and its Restricted Subsidiaries for such period and (ii) with respect to any disposition by the US Borrower or its Restricted Subsidiaries of any Person, property or assets, if the

Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available was equal to or exceeded 5% of the Consolidated EBITDA of the US Borrower and its Restricted Subsidiaries for such period.
     1.04. Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
     1.05. Additional Alternative Currencies.
     (a) Either of the Borrowers may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans (other than Swing Line Loans), such request shall be subject to the approval of the Administrative Agent and all of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00

a.m., eight Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans by such Borrower; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances to such Borrower. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the applicable Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
     1.06. Change of Currency.
     (a) Each obligation of the US Borrower and Dutch Borrower, as applicable to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

     1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.08. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01. The Loans.
     (a) The Term Loan. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a loan (a “Term Loan”) to the US Borrower in Dollars, on the Closing Date in an aggregate principal amount not to exceed such Term Loan Lender’s Applicable Percentage of the Term Loan Facility; provided, however, that after giving effect to any Term Loan Borrowing, (i) the Total Term Loan Outstandings shall not exceed the Term Loan Facility and (ii) the aggregate Outstanding Amount of the Terms Loans of any Lender shall not exceed such Lender’s Term Loan Commitment. Each Term Loan Borrowing shall consist of Term Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Term Loan Commitments in effect on the Closing Date and not drawn on the Closing Date shall expire immediately after such date.
     (b) The Revolving Credit Borrowings.
          (i) Subject to the terms and conditions set forth herein, each US Borrower Revolving Credit Lender severally agrees to make loans (each such loan, a “US Borrower Revolving Credit Loan”) to the US Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the US Borrower Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s US Borrower Revolving Credit Commitment; provided, however, that after giving effect to any US Borrower Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (iii) the aggregate Outstanding Amounts of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (iv) the outstanding amount of the US Borrower Revolving Credit Loans shall not exceed the US Borrower Revolving Credit

Facility. Within the limits of each US Borrower Revolving Credit Lender’s US Borrower Revolving Credit Commitment, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.01(b)(i), prepay under Section 2.05, and reborrow under this Section 2.01(b)(i). US Borrower Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
          (ii) Subject to the terms and conditions set forth herein, each Dutch Borrower Revolving Credit Lender severally agrees to make loans (each such loan, a “Dutch Borrower Revolving Credit Loan”) to the Dutch Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Dutch Borrower Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Dutch Borrower Revolving Credit Commitment; provided, however, that after giving effect to any Dutch Borrower Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (iii) the aggregate Outstanding Amounts of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (iv) the aggregate Outstanding Amount of the Dutch Borrower Revolving Credit Loans shall not exceed $350,000,000. Within the limits of each Dutch Borrower Revolving Credit Lender’s Dutch Borrower Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Dutch Borrower may borrow under this Section 2.01(b)(ii), prepay under Section 2.05, and reborrow under this Section 2.01(b)(ii). Dutch Borrower Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02. Borrowings, Conversions and Continuations of the Loans.
     (a) Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if either of the Borrowers wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three, or six months or, to the extent available to all Lenders making such Eurocurrency Rate Loans, one or two weeks or nine or twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars or (ii) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. New York City time (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars or (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the applicable requested Interest Period referenced in the above proviso has been consented to by all the Lenders. Each telephonic notice by either of the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) the borrower, which shall be either the US Borrower or the Dutch Borrower, (ii) whether the applicable Borrower is requesting a Term Loan Borrowing (with respect to the US Borrower only), a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto, and (vii) the currency of the Loans to be borrowed. If either of the Borrowers fails to specify a currency in a Borrowing Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If either of the Borrowers fails to specify a Type of Loan in a Borrowing Notice for Dollar Loans or if either of the Borrowers fails to give a timely notice requesting a conversion or continuation of Dollar Loans, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If either of the Borrowers requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
     (b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.01, or, in the case of the initial Credit Extension to the Dutch Borrower, Section 4.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by either of the Borrowers, there are L/C Advances outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the applicable Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) if the Required Lenders or the Administrative Agent so notify the applicable Borrower.
     (d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect hereunder.
     2.03. Letters of Credit.
     (a) The Letter of Credit Commitment.
          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the US Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the US Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the outstanding amount of the US Borrower Revolving Credit Loans shall not exceed the US Borrower Revolving Credit Facility, and (z) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Each request by the US Borrower or any Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the US Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the US Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the US Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
          (ii) No L/C Issuer shall issue any Letter of Credit if:
               (A) subject to Section 2.03(b)(iii) and except with respect to Bank Guarantees , the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
               (B) except with respect to Bank Guarantees, the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;
          (iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
               (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
               (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

               (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
               (D) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
               (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder or any provisions for automatic extension of its expiry date; or
               (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the obligations of such Defaulting Lender have been fully reallocated to the non-Defaulting Lenders pursuant to Section 2.17(c) or the L/C Issuer has entered into arrangements satisfactory to it (such as through the posting of Cash Collateral) with the US Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
          (iv) The L/C Issuer and the US Borrower shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the US Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York City time, at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof (if applicable, in the case of Bank Guarantees); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the US Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
          (ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the US Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the US Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of each Letter of Credit issuance and each amendment with respect to the amount of any Letter of Credit, provided that a failure to provide such notice shall not affect the obligations of each Revolving Credit Lender to purchase participations in each Letter of Credit as provided in this Agreement.
          (iii) If the US Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the US Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the US Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.
          (iv) If the US Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the US Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline from the Administrative Agent or the US Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.
          (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the US Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the US Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Dollars, the US Borrower shall reimburse the L/C Issuer in Dollars. In the case of a Letter of Credit denominated in an Alternative Currency, the US Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that reimbursement in Dollars is preferred and the US Borrower does not make payment in the applicable Alternative Currency on the Honor Date, in which case the US Borrower shall reimburse the L/C Issuer in Dollars, or (B) otherwise, the US Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the US Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the US Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The US Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency on the date on which the US Borrower receives notice of any payment by the L/C Issuer under a Letter of Credit, provided that the US Borrower receives notice by 1:00 p.m., New York City time for payments in Dollars or by the Applicable Time for payments in Alternative Currencies, or on the next Business Day if notice is not received by such time (each such date, an “Honor Date”). If the US Borrower fails to so reimburse the L/C Issuer by the time set forth in the preceding sentence, the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars or in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”). The Administrative Agent shall promptly notify each Revolving Credit Lender thereof and of the amount of such Revolving Credit Lender’s Applicable Percentage thereof. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan of a US Borrower Revolving Credit Loan to the US Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the US Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at (A) the rate applicable to Base Rate Loans from the Honor Date to the date reimbursement is required pursuant to Section 2.03(c)(i) and (B) thereafter, the Default Rate. Each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
          (iv) Until each Revolving Credit Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

          (v) Each Revolving Credit Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the US Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the US Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the US Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive, absent manifest error.
     (d) Repayment of Participations.
          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the US Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
          (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

     (e) Obligations Absolute. The obligation of the US Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable under all circumstances, including the following:
          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (ii) the existence of any claim, counterclaim, setoff or defense to payment that the US Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by the L/C Issuer’s gross negligence or willful misconduct;
          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;
          (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the US Borrower or any Subsidiary or in the relevant currency markets generally; or
          (vi) any other action taken or omitted to be taken by the L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, if done in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York.
     The US Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the US Borrower’s instructions or other irregularity, the US Borrower will promptly notify the L/C Issuer. The US Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the US Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the US Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Notwithstanding anything to the contrary herein, the US Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the US Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the US Borrower which the US Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary or transferee of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. If any L/C Obligation (x) has a stated maturity date or an expiration date that extends beyond the Maturity Date or has no stated expiry or maturity date, or (y) provides for automatic extensions of the stated maturity date or the expiration date thereof, in each case, beyond the Maturity Date, then the US Borrower shall Cash Collateralize any portion of such Letter of Credit that remains outstanding 15 days prior to the Maturity Date.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the US Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), with respect to Letters of Credit other than Bank Guarantees, the rules of the ISP shall apply to each standby Letter of Credit and the rules of the UCP shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. The US Borrower shall pay to the Administrative Agent for the account of each US Borrower Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued on behalf of the US Borrower equal to the Applicable Rate for Eurocurrency Rate Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit issued on behalf of the US Borrower, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. The Letter of Credit Fees shall be (x) computed on a quarterly basis in arrears and (y) due and payable on the first Business Day of each March, June,

September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each such Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The US Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit at the rate of 0.125% per annum on the face amount drawn under each Letter of Credit, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears (any such fronting fee, a “Fronting Fee”). Fronting Fees shall be due and payable on the first Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the US Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit or bank guarantees, as applicable, as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the US Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The US Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the US Borrower, and that the US Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
     2.04. Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the US Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit

Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, (ii) the total Outstanding Amount of the US Borrower Revolving Credit Loans, plus the total Outstanding Amount of all L/C Obligations, plus the total Outstanding Amount of all Swing Line Loans shall not exceed the US Borrower Revolving Credit Facility, and (iii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the US Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a BBA LIBOR Daily Floating Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan. Notwithstanding anything contained herein to the contrary, the Swingline Lender shall be under no obligation to make a Swing Line Loan if, at such time, a Lender is in default of its obligations to fund under Section 2.04(c) or any Lender is a Defaulting Lender hereunder, unless the obligations of such Defaulting Lender have been fully reallocated to the non-Defaulting Lenders pursuant to Section 2.17(c) or the Swing Line Lender has entered into arrangements (such as through the posting of Cash Collateral) satisfactory to it with the US Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. All Swing Line Loans outstanding on the Closing Date under the Existing Credit Agreement shall be deemed to have been made to the US Borrower pursuant to this Agreement, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the US Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the US Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the US Borrower at its office by crediting the account of the US Borrower on the books of the Swing Line Lender in Same Day Funds.
     (c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may, and in any event on the 10th Business Day after any such Swing Line Loan is made, shall request, on behalf of the US Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding or, in the case of any request given with respect to Swing Line Loans which have been outstanding for 10 Business Days, the amount of such outstanding Swing Line Loans; provided that such Loans may, and upon the US Borrower’s request shall, be made as Eurocurrency Rate Loans if a Eurocurrency Rate Loan could otherwise be made pursuant to Section 2.02. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the US Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Notice, whereupon, subject to Section 2.04(c)(ii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or Eurocurrency Rate Loan, if applicable) to the US Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
          (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
          (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving

Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive, absent manifest error.
          (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make US Borrower Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03. No such funding of risk participations shall relieve or otherwise impair the obligation of the US Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
          (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the US Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The US Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

     2.05. Prepayments.
     (a) The US Borrower and the Dutch Borrower, as applicable, may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans, as applicable, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the scheduled repayment of installments thereof as the US Borrower shall direct, and each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
     (b) The US Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York City time on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of the Dollar Equivalent of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the US Borrower, the US Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If the Administrative Agent notifies either of the Borrowers at any time that the Dollar Equivalent of the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, such Borrower shall prepay Loans and/or (in the case of the US Borrower) shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g), the US Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total

Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the incremental effects of further exchange rate fluctuations if the Dollar Equivalent of the Total Outstandings at such time less the amount of Cash Collateral held by the Administrative Agent for L/C Obligations exceeds an amount equal to 105% of the Aggregate Commitments then in effect.
     (d) If the Administrative Agent notifies either of the Borrowers at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, such Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
     2.06. Termination or Reduction of Commitments.
     (a) Optional. (i) The US Borrower (on behalf of itself and the Dutch Borrower) may, upon notice to the Administrative Agent, terminate the Revolving Credit Commitments, the Alternative Currency Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Commitments, the Alternative Currency Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the US Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the US Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each applicable Lender according to its Applicable Percentage.
          (ii) The Dutch Borrower may, upon notice to the Administrative Agent, terminate the Dutch Borrower Revolving Credit Commitments or from time to time permanently reduce the Dutch Borrower Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Dutch Borrower shall not terminate or reduce the Dutch Borrower Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or the Outstanding Amount of the Dutch Borrower Revolving Credit Loans would exceed the Dutch Borrower Revolving Credit Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Dutch Borrower Revolving Credit Commitments. Any

termination or reduction of the Dutch Borrower Revolving Credit Commitments shall not terminate or reduce the US Borrower Revolving Credit Commitments. The amount of any such Dutch Borrower Revolving Credit Commitments reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the US Borrower. Any reduction of the Dutch Borrower Revolving Credit Commitments shall be applied to the Dutch Borrower Revolving Credit Commitments of each applicable Dutch Borrower Revolving Credit Lender according to its Applicable Percentage.
          (iii) In the event that the Dutch Facility Termination Date occurs, (i) the Dutch Borrower and the Dutch Facility Guarantors shall cease to be bound by the terms of the Dutch Facility Guaranty and (ii) the Dutch Borrower and the Dutch Facility Guarantors who are not US Subsidiary Guarantors shall be released from the terms of the other Loan Documents, except for, in each case, (A) provisions that expressly survive termination of such Loan Documents (including Section 10.04(f) hereof and Section 6.4 of the Dutch Facility Guaranty) and (B) the provisions set forth in Sections 10.02, 10.03, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11, 10.12, 10.14, 10.15, 10.18 and 10.19 of this Agreement) and shall have no further rights thereunder and the provisions restricting or applying to the “Dutch Borrower” and the “Dutch Facility Guarantors” (solely in their capacity as such) shall have no further force and effect (except for (A) provisions that expressly survive termination of the Loan Documents (including Section 10.04(f) hereof and Section 6.4 of the Dutch Facility Guaranty) and (B) the provisions set forth in Sections 10.02, 10.03, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11, 10.12, 10.14, 10.15, 10.18 and 10.19 of this Agreement); provided that the entities which are defined as the Dutch Borrower and the Dutch Facility Guarantors shall continue to be bound by the provisions of the Loan Documents restricting or affecting them by virtue of their status as Restricted Subsidiaries of the US Borrower. To the extent that the Administrative Agent and the US Borrower agree that it is necessary or desirable to amend this Agreement in order to implement the foregoing or to clarify any ambiguity associated with such implementation, the Lenders hereby authorize the Administrative Agent and the Borrowers to enter into such amendment to effect such implementation or cure such ambiguity and agree that such amendment shall become effective without any further action or consent of any other party to the Loan Documents.
     (b) Mandatory. (i) The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date for the Term Loan Facility.
          (ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under Section 2.06(a)(i), the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
     (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Alternative Currency Sublimit, the Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility pursuant to Section 2.06(a)(i) shall be paid on the effective date of such termination. Upon any reduction of the Dutch Borrower Revolving Credit Commitments, the Dutch Borrower Revolving Credit Commitments of each Dutch Borrower Revolving Credit Lender shall be reduced by such Dutch Borrower Revolving Credit Lender’s Applicable Percentage of such reduction amount, but such reduction shall not reduce any Revolving Lender’s US Borrower Revolving Credit Commitments.
     2.07. Repayment of Loans.
     (a) Term Loans. The US Borrower shall repay to the Term Loan Lenders the aggregate principal amount of all Term Loans outstanding on the following dates (or, if any such date is not a Business Day, the immediately preceding Business Day) and in an amount equivalent to the percentage set forth opposite such date of the Total Term Loan Outstandings on the Closing Date (after giving effect to any Borrowing of the Term Loans on such date):

Date	Amount
December 31, 2010	1.25%
March 31, 2011	1.25%
June 30, 2011	1.25%
September 30, 2011	1.25%
December 31, 2011	1.25%
March 31, 2012	1.25%
June 30, 2012	1.25%
September 30, 2012	1.25%
December 31, 2012	1.25%
March 31, 2013	1.25%
June 30, 2013	1.25%
September 30, 2013	1.25%
December 31, 2013	1.25%
March 31, 2014	1.25%
June 30, 2014	1.25%
September 30, 2014	1.25%
December 31, 2014	1.25%
March 31, 2015	1.25%
Maturity Date	77.5%
     provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

     (b) Revolving Credit Loans. The US Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all US Borrower Revolving Credit Loans outstanding on such date. The Dutch Borrower shall repay to the Dutch Borrower Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Dutch Borrower Revolving Credit Loans outstanding on such date.
     (c) Swing Line Loans. The US Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
     2.08. Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the BBA LIBOR Daily Floating Rate plus the Applicable Rate.
     (b) If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (i) Upon the request of the Required Lenders, while any Event of Default exists, the applicable Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09. Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Commitment Fee. The US Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments of all Revolving Credit Lenders exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans (excluding any Outstanding Amount of Swing Line Loans made to the US Borrower) and (ii) the Outstanding Amount of L/C Obligations of the US Borrower, determined as of the last day of the immediately preceding fiscal quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.
     (b) Other Fees. The US Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in each of the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans and of Fronting Fees shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11. Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the applicable Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to either of the Borrowers made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12. Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by either of the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by either of the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. Except as otherwise expressly provided herein, all payments by either of the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, either of the Borrowers is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by either of the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by either of the Borrowers shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the applicable Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan or Revolving Credit Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or Revolving Credit Loan, to fund its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any

Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13. Pro Rata; Sharing of Payments by Lenders. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on any Term Loans, US Borrower Revolving Credit Loans or Dutch Borrower Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (i) any payment made by either of the Borrowers pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Revolving Credit Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to either of the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each of the US Borrower and the Dutch Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.14. Increase in US Borrower Revolving Credit Facility.
     (a) Request for Increase. Provided there exists no Default, upon notice to and approval (not to be unreasonably withheld or delayed) of the Administrative Agent (which shall promptly notify the US Borrower Revolving Credit Lenders), the US Borrower may, without the consent of any Lender, from time to time, request an increase in the US Borrower Revolving Credit Facility by an amount that, in addition to all other increases under this Section 2.14 and all increases in the Term Loans pursuant to Section 2.15, does not exceed $250,000,000 in the aggregate for all such increases; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the US Borrower may make a maximum of five such requests, inclusive of any requests for increases in the Term Loans pursuant to Section 2.15 (any such increase to the US Borrower Revolving Credit Commitments, an “Incremental US Borrower Revolving Credit Commitment”). At the time of sending such notice, the US Borrower (in consultation with the Administrative Agent) shall specify the time period within which each US Borrower Revolving Credit Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the US Borrower Revolving Credit Lenders). No Lender shall be obligated to increase its Revolving Credit Commitments.
     (b) Lender Elections to Increase. Each US Borrower Revolving Credit Lender shall notify the Administrative Agent within the time period set forth in the applicable notice provided pursuant to Section 2.14(a) whether or not it agrees, in its sole discretion, to increase its US Borrower Revolving Credit Commitment and, if so, the amount by which it seeks to increase its commitment (whether it be by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase). Any Lender not responding within such time period shall be deemed to have declined to increase its US Borrower Revolving Credit Commitment.
     (c) Notification by Administrative Agent; Additional US Borrower Revolving Credit Lenders. The Administrative Agent shall notify the US Borrower and each US Borrower Revolving Credit Lender of the US Borrower Revolving Credit Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the US Borrower may also invite additional Eligible Assignees to become US Borrower Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (each such Eligible Assignee and US Borrower Revolving Credit Lender providing an Incremental US Borrower Revolving Credit Commitment, an “Incremental US Borrower Revolving Credit Lender”).
     (d) Closing Date and Allocations. In connection with any Incremental US Borrower Revolving Credit Commitment, the Administrative Agent and the US Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such Incremental US Borrower Revolving Credit Commitment. The Administrative Agent shall promptly notify the US Borrower and the US Borrower Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the US Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the US Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. On each Revolving Credit Increase Effective Date, after giving effect to the increase to the US Borrower Revolving Credit Commitments occurring on such date, the Administrative Agent shall reallocate the outstanding Revolving Credit Loans and the Revolving Credit Commitments among the Revolving Credit Lenders to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the US Borrower Revolving Credit Commitments under this Section. In connection with any such reallocation the Borrowers shall not be required to pay any amounts that they would otherwise owe under Section 3.05 as a result of such reallocation.
     (f) Amendment. With the consent of the Incremental US Borrower Revolving Credit Lenders, the US Borrower and the Administrative Agent (and without the consent of the other Lenders), this Agreement may be amended to give effect to an Incremental US Borrower Revolving Credit Commitment; provided that the terms of each Incremental US Borrower Revolving Credit Commitment shall be identical to the US Borrower Revolving Credit Commitments other than fees payable to such Incremental US Borrower Revolving Credit Lenders.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 to the contrary.
     2.15. Increase in Term Loan Facility.
     (a) Request for Increase. Provided there exists no Default, upon notice to and approval (not to be unreasonably withheld or delayed) of the Administrative Agent (which shall promptly notify the Term Loan Lenders), the US Borrower, may, without the consent of any Lender, from time to time, request an increase in the Term Loans by an amount (for all such requests) that, in addition to all other increases under this Section 2.15 and all increases in the Revolving Credit Facility pursuant to Section 2.14, does not exceed $250,000,000 in the aggregate for all such increases; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the US Borrower may make a maximum of five such requests, inclusive of any requests for increases in the US Borrower Revolving Credit Facility pursuant to Section 2.14. At the time of sending such notice, the US Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Loan Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Term Loan Lenders). No Lender shall be obligated to increase its Term Loans.
     (b) Lender Elections to Increase. Each Term Loan Lender shall notify the Administrative Agent within the time period set forth in the applicable notice provided pursuant to Section 2.15(a) whether or not it agrees, in its sole discretion, to increase its Term Loans and, if so, the amount by which it seeks to increase its commitment (whether it be by an amount equal to, greater than, or less than its ratable portion (based on such Term Loan Lender’s Applicable Percentage in respect of the Term Loan Facility) of such requested increase). Any Term Loan Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

     (c) Notification by Administrative Agent; Additional Term Loan Lenders. The Administrative Agent shall notify the US Borrower and each Term Loan Lender of the Term Loan Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the US Borrower may also invite additional Eligible Assignees to become Term Loan Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.
     (d) Closing Date and Allocations. In connection with any increase to the Term Loans in accordance with this Section, the Administrative Agent and the US Borrower shall determine the effective date (the “Term Loan Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the US Borrower and the Term Loan Lenders of the final allocation of such increase and the Term Loan Increase Effective Date. As of the Term Loan Increase Effective Date, the amortization schedule for the Term Loans set forth in Section 2.07(b) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Loan Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the US Borrower shall deliver to the Administrative Agent a certificate of each US Loan Party dated as of the Term Loan Increase Effective Date signed by a Responsible Officer of such US Loan Party (i) certifying and attaching the resolutions adopted by such US Loan Party approving or consenting to such increase, and (ii) in the case of the US Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Term Loan Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The additional Term Loans shall be made by the Term Loan Lenders participating therein pursuant to the procedures set forth in Section 2.02.
     (f) Amendment. With the consent of the parties electing to participate in a particular increase to the Term Loans pursuant to this Section, the US Borrower and the Administrative Agent (and without the consent of the other Lenders), this Agreement may be amended to give effect to such increase; provided that the terms of any such Term Loan extended in connection with such increase shall be identical to the terms of the existing Term Loans other than fees payable to the incremental Term Loan lenders.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 to the contrary.

2.16. Cash Collateral
     (a) Sections 2.03, 2.04, 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of Sections 2.03, 2.04, 2.05 and 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders (including, the Swing Line Lender), as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Each of the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. For the avoidance of doubt, to the extent that any other Person may have a superior or equal claim, by virtue of an intercreditor arrangement, tag along right or any other term in any other document or instrument, to share in any Cash Collateral or other credit support provided pursuant to any of the aforementioned sections of this Agreement, the L/C Issuer, Swing Line Lender or Administrative Agent, as applicable, may take such provisions into account in determining whether Cash Collateral or other credit support is satisfactory. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America.
     (b) Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral or other credit support (and proceeds thereof) provided by any Defaulting Lender pursuant to Sections 2.03 or 2.04 to support the obligations of such Lender in respect of Letters of Credit or Swing Line Loans shall be held and applied, first, to fund the L/C Advances of such Lender, such Lender’s funding of participations in Swing Line Loans, or such Lender’s Applicable Percentage of Revolving Credit Loans that are Base Rate Loans that are used to repay Unreimbursed Amounts, L/C Advances or Swing Line Loans with respect to which such collateral or other credit support was provided, as applicable, and, second, to fund any interest accrued for the benefit of the L/C Issuer or Swing Line Lender pursuant to Sections 2.03(c)(vi) and 2.04(c)(iii) allocable to such Lender, and (ii) Cash Collateral and other credit support (and proceeds thereof) otherwise provided by or on behalf of any Loan Party under Sections 2.03, 2.04, 2.05(c) or 8.02(c) to support L/C Obligations or Swing Line Loans shall be held and applied, first, to the satisfaction of the specific L/C Obligations, Swing Line Loans or obligations to fund participations therein of the applicable Defaulting Lender for which the Cash Collateral or other credit support was so provided and, second, if remedies under Section 8.02 shall have been exercised, to the application of such collateral or other credit support (or proceeds thereof) to any other Obligations or Swap Obligations in accordance with Section 8.03.
     (c) Cash Collateral and other credit support (or a portion thereof as provided in clause (2) below) provided under Sections 2.03 or 2.04 in connection with any Lender’s status as a Defaulting Lender shall be released to the Person that provided such collateral or other credit support (except as the L/C Issuer, Swing Line Lender and the Person providing such collateral or other credit support may agree otherwise (as applicable)) promptly following the earlier to occur of (A) the termination of such Lender’s status as a Defaulting Lender or (B) the L/C Issuer’s or Swing Line Lender’s (as applicable) good faith determination, (1) in the case of such Cash Collateral or other credit support provided by or on behalf a Defaulting Lender, that there remain outstanding no L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential fronting exposure in relation to such Lender as to which it desires to maintain Cash

Collateral or other credit support and (2) in the case of such Cash Collateral or other credit support provided by or on behalf of a Loan Party, that the outstanding L/C Obligations or Swing Line Loans, as applicable, as to which it has actual or potential fronting exposure in relation to such Lender are less than the value of such Cash Collateral or other credit support provided (such release to be provided upon reasonable request from the US Borrower to the Administrative Agent and only to the extent of the excess amount of Cash Collateral or other credit support provided); subject, however, to the additional condition that, as to any such collateral or other credit support provided by or on behalf of a Loan Party, no Default or Event of Default shall then have occurred and be continuing.
     2.17. Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (a) Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, until such time as the Outstanding Amount of Revolving Credit Loans of each Lender shall equal its pro rata share thereof based on its Applicable Percentage (without giving effect to Section 2.17(c)), ratably to the Lenders in accordance with their Applicable Percentages of Loans being repaid or prepaid, second, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, third, to the posting of Cash Collateral in respect of its Applicable Percentage of L/C Obligations and Swing Line Loans, ratably to the L/C Issuer and Swing Line Lender in accordance with their respective applicable fronting exposures, and fourth, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item second of clause (i) above, second, to the matters above referred to in item third of clause (i) above, and third, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this Section 2.17(a) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.
     (b) Certain Fees. Such Defaulting Lender (i) shall not be entitled to receive any commitment fee on the unused portion of its Commitment pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender in respect of its unused Commitment) and (ii) shall not be entitled to receive any Letter of Credit Fees pursuant to Section 2.03(i) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender). If any Defaulting

Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.17, then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all fees payable to such Defaulting Lender under Section 2.03 shall be payable to the L/C Issuer until such L/C Obligations are cash collateralized or reallocated.
     (c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender in either the numerator or the denominator; provided, that, in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans shall not exceed the positive difference, if any, between (1) the Commitment of such non-Defaulting Lender and (2) the aggregate Outstanding Amount of the Revolving Credit Loans of such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation), plus such Lender’s Applicable Percentage of the Outstanding Amount of all other Swing Line Loans (prior to giving effect to such reallocation). For the avoidance of doubt, this Section 2.17(c) will operate for the benefit of the L/C Issuer and the Swing Line Lender notwithstanding the fact that a Letter of Credit is issued or a Swing Line Loan is made at the time that one or more Defaulting Lenders exist hereunder (regardless of whether the L/C Issuer or the Swing Line Lender has notice thereof). Notwithstanding any provision contained herein to the contrary, during any period in which a Default or Event of Default has occurred and is continuing the provisions of this Section 2.17(c) shall not apply.
     A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans, participations in respect of Letters of Credit or Swing Line Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent and each of the Borrowers shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) each of (w) the Administrative Agent, (x) the L/C Issuer, (y) the Swing Line Lender and any other Lender as to which a delinquent obligation was owed, and (z) the applicable Borrower, shall have determined (and notified the Administrative Agent) that they are satisfied, in their sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01. Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments (as reasonably determined in good faith by the applicable withholding agent), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (after payment of all Indemnified Taxes) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made and (ii) if a Loan Party is the withholding agent, it shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the US Borrower and the Dutch Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrowers. The US Borrower and the Dutch Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties and interest arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the US Borrower or the Dutch Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by either of the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by either of the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Each Lender that is a “U.S. Person” as defined in section 7701(a)(30) of the Code that has not otherwise established to the reasonable satisfaction of the applicable Borrower and Administrative Agent (or, in the case of a Participant purchasing its participation from a Foreign Lender, to the Lender from which the related participation shall have been purchased) that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the applicable Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the applicable Borrower or Administrative Agent), two duly completed and executed copies of IRS Form W-9.
     Without limiting the generality of the foregoing, in the event that either of the Borrowers is resident for tax purposes in the United States, any Foreign Lender holding any Loan to the US Borrower shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of either of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:
          (i) duly completed and executed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly completed and executed copies of IRS Form W-8ECI or IRS Form W-8IMY, as applicable, relating to all payments to be received by such Foreign Lender hereunder or under any other Loan Document,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or
          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower to determine the withholding or deduction required to be made.
     In the event that, pursuant to Section 10.06(d), a Participant is claiming the benefits of this Section 3.01, such Participant shall provide the forms required above, as if it were a Lender, to the Lender from which the related participation was purchased, and if such Lender is a Foreign Lender, such Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) (i) forward such documentation to the applicable

Borrower and the Administrative Agent, together with two duly completed and executed copies of IRS Form W-8IMY, or (ii) provide the applicable Borrower and the Administrative Agent with two duly completed and executed copies of IRS Form W-8IMY certifying that such Lender is a “qualified intermediary.”
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes (which, for the avoidance of doubt, includes any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code), each Lender agrees promptly to deliver to the Administrative Agent or the Borrowers, as the Administrative Agent or the Borrowers shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter (including upon the expiration or obsolescence of any such forms or documents and promptly after the occurrence of any event requiring a change from the most recent forms previously delivered), such other documents and forms as would reduce or avoid any Indemnified Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrowers make any deduction or withholding for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer receives a refund with respect to Indemnified Taxes or Other Taxes paid by either of the Borrowers, which in the sole discretion and good faith judgment of such Administrative Agent, Lender or L/C Issuer is allocable to such payment, it shall promptly pay such refund to the extent allocable to payment of Indemnified Taxes or Other Taxes to such Borrower, net of all out-of-pocket expenses of such Administrative Agent, Lender or L/C Issuer incurred in obtaining such refund; provided, however, that each of the Borrowers agrees to promptly return such amount, net of any incremental additional costs, to the applicable Administrative Agent, Lender or L/C Issuer, as the case may be, if it receives notice from the applicable Administrative Agent, Lender or L/C Issuer that such Administrative Agent, Lender or L/C Issuer is required to repay such refund. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to either of the Borrowers or any other Person.
     3.02. Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to each of the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loan to Eurocurrency

Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and each of the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each of the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (b) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify each of the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04. Increased Costs; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
          (ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
          (iii) the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount)

then, upon written request of such Lender or the L/C Issuer, the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to either of the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to either of the Borrowers shall be conclusive, absent manifest error. The applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

     (e) Additional Reserve Requirements. The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the applicable Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof in reasonable detail. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.
     (f) Certain Rules Relating to the Payment of Additional Amounts. (1) If any Lender requests compensation pursuant to this Section 3.04, or either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from such Borrower or (B) reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Indemnified Taxes or Other Taxes or other amounts giving rise to such payment; provided that such Borrower shall reimburse such Lender for its reasonable out-of-pocket costs, including attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Indemnified Taxes or Other Taxes or other amounts.
     3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each of the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

     (c) any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits. Each of the Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by either of the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06. Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each of the Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then such Borrower may replace such Lender in accordance with Section 10.13.
     3.07. Survival. Each of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT
     4.01. Closing Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:
          (i) executed counterparts of this Agreement from the parties thereto and of the US Subsidiary Guaranty from each of the US Subsidiary Guarantors;
          (ii) Notes executed by the US Borrower in favor of each Lender requesting Notes;
          (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of the Dutch Borrower and each US Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of the Dutch Borrower and each US Loan Party executing the Loan Documents to which the Dutch Borrower and each US Loan Party is a party;
          (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Dutch Borrower and each US Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
          (v) the executed opinion of Simpson Thacher & Bartlett LLP, counsel to the US Borrower and special New York counsel to the other US Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-1;
          (vi) the executed opinion of in-house counsel to the other Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-2;
          (vii) the executed opinion of Baker & McKenzie Amsterdam N.V., special counsel to the Dutch Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H-3;
          (viii) a certificate of a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (B) stating that no such consents, licenses or approvals are so required;

          (ix) for the US Borrower and its Subsidiaries, Audited Financial Statements for the fiscal year ended December 31, 2009 and unaudited quarterly statements for each fiscal quarter of 2010 ended at least 45 days prior to the Closing Date and financial projections through the fiscal year 2014;
          (x) a certificate signed by a Responsible Officer of each of the US Borrower and the Dutch Borrower certifying (A) that the conditions specified in Section 4.03(a) and (b) have been satisfied, and (B) that there has not occurred since December 31, 2009, a material adverse change in the business, assets, operations or financial condition of the US Borrower and its Restricted Subsidiaries or the Dutch Borrower and its Restricted Subsidiaries, as applicable, in each case, taken as a whole;
          (xi) evidence that each of the Fee Letters has been executed and delivered to the applicable Arranger; and
          (xii) such other assurances, certificates and documents as the Administrative Agent reasonably may require.
     (b) The Administrative Agent shall have received satisfactory evidence that all amounts payable in respect of the Existing Credit Agreement outstanding on the Closing Date (including all accrued and unpaid interest, fees, expenses, breakage fees and related costs and expenses payable under the Existing Credit Agreement in respect of the period prior to the Closing Date) shall have been paid in full and all commitments thereunder have been terminated, except with respect to the Existing Letters of Credit which shall be converted into L/C Obligations hereunder.
     (c) Any fees required to be paid on or before the Closing Date to the Administrative Agent, the Arrangers or the Lenders shall have been paid and, unless waived by the Administrative Agent, the Arrangers or the Lenders, as applicable, and to the extent invoiced at least two Business Days prior to the Closing Date, the Borrowers shall have paid all reasonable and documented expenses of the Arrangers or the Lenders (including the reasonable and documented fees and expenses of counsel to the Administrative Agent, plus such additional amounts of such reasonable and documented fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
     (d) The Closing Date shall have occurred on or before July 31, 2010.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02. Conditions to Initial Extension of Credit under Dutch Borrower Revolving Credit Facility. The obligation of each Dutch Borrower Revolving Credit Lender to honor the initial Request for Extension of Credit with respect to the Dutch Borrower Revolving Credit Facility is subject to the satisfaction of the conditions set forth in Sections 4.01 and 4.03 and the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals if requested by the Administrative Agent), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or after Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:
          (i) executed counterparts of the Dutch Facility Guaranty substantially in the form of Exhibit G executed by all Dutch Facility Guarantors required under Section 4.02(a)(iii);
          (ii) Notes executed by the Dutch Borrower in favor of each Lender requesting Notes;
          (iii) the Dutch Facility Guarantors shall include each of the entities listed on Schedule 1.01(c) plus any other Subsidiaries of the US Borrower that, as of the Dutch Facility Closing Date, qualify as Dutch Facility Guarantors; provided that (A) if, between the Closing Date and the Dutch Facility Closing Date any Foreign Subsidiary of the US Borrower listed on Schedule 1.01(c) ceases to qualify as a Dutch Facility Guarantor, then such Foreign Subsidiary shall not be a Dutch Facility Guarantor as of the Dutch Facility Closing Date, and (B) if the Administrative Agent determines in its reasonable discretion (based on information reasonably requested from the Borrowers or otherwise obtained by Administrative Agent) that the credit support provided by the other Foreign Subsidiaries listed on Schedule 1.01(c) as of the Dutch Facility Closing Date is materially weaker in the aggregate than the credit support that would have been provided by the Foreign Subsidiaries listed on Schedule 1.01(c) calculated as of the Closing Date, if the Dutch Facility Guaranty had been entered into on the Closing Date, then the Borrowers shall cause one or more Foreign Subsidiaries, as agreed with the Administrative Agent, to become Dutch Facility Guarantors by executing the Dutch Facility Guaranty on the Dutch Facility Closing Date so that the credit support provided by all Foreign Subsidiaries executing the Dutch Facility Guaranty as of the Dutch Facility Closing Date immediately after giving effect to such additional Foreign Subsidiaries becoming Dutch Facility Guarantors is not materially weaker in the aggregate (as determined by the Administrative Agent in its reasonable discretion) than the credit support that would have been provided by the Foreign Subsidiaries listed on Schedule 1.01(c) calculated as of the Closing Date, if the Dutch Facility Guaranty had been entered into on the Closing Date.
          (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Foreign Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of a Foreign Loan Party executing the Loan Documents to which such Foreign Loan Party is a party;
          (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Foreign Loan Party is duly organized or formed, and that each Foreign Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (it being understood that the Administrative Agent shall not require any such documents or certifications which are not reasonably available under applicable law to any such Foreign Loan Party using commercially reasonable efforts);
          (vi) the executed opinion of Simpson Thacher & Bartlett LLP, special New York counsel to the Dutch Facility Guarantors, addressed to the Administrative Agent and each Lender, covering the legality, binding effect and enforceability of the Dutch Facility Guaranty and substantially all of the matters included in the opinion delivered by Simpson Thacher & Bartlett LLP on the Closing Date pursuant to Section 4.01(a)(v) hereof, all in form, content and scope reasonably satisfactory to the Administrative Agent; and
          (vii) the executed opinions of special counsel to each Dutch Facility Guarantor in the applicable jurisdiction of such Dutch Facility Guarantor addressed to the Administrative Agent and each Lender, covering customary matters with respect to such Dutch Facility Guarantors and the Dutch Facility Guaranty and related issues, all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the initial extension of credit from the Dutch Borrower Revolving Credit Facility specifying its objection thereto.
     4.03. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Term Loans or Revolving Credit Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document required to be furnished at any time thereunder, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any Change in Law which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would prohibit such Credit Extension to be denominated in the relevant Alternative Currency.
     Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Term Loans or Revolving Credit Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the applicable Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The US Borrower and the Dutch Borrower severally represent and warrant to the Administrative Agent and the Lenders that:
     5.01. Existence, Qualification and Power. Each Loan Party (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed, and each of the US Borrower and the Dutch Borrower is in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law, except in each case referred to in clause (b)(ii) or (b)(iii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.03. Governmental Authorization. (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.
     5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
     5.05. Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements–2009 of the US Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the US Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
     (b) The unaudited consolidated balance sheet of the US Borrower and its Subsidiaries dated March 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the US Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the date of the Audited Financial Statements–2009, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The financial projections delivered pursuant to Section 4.01(a)(ix) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the US Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

     5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the US Borrower or the Dutch Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the US Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.
     5.07. No Default. Neither the US Borrower, the Dutch Borrower nor any of their respective Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08. Ownership of Property. The US Borrower, the Dutch Borrower and each of their respective Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.
     5.09. Environmental Compliance. Except as disclosed in the US Borrower’s most recent annual and quarterly reports filed with the SEC or on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:
     (a) The facilities and properties currently or formerly owned, leased or operated by the US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.
     (b) None of the US Borrower, the Dutch Borrower nor any of their respective Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the US Borrower, the Dutch Borrower or any of its Restricted Subsidiaries (the “Business”), or any prior business for which the US Borrower or the Dutch Borrower has retained liability under any Environmental Law.
     (c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

     (d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the US Borrower or the Dutch Borrower, threatened under any Environmental Law to which the US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries is or, to the knowledge of the US Borrower or the Dutch Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
     (e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.
     (f) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.
     (g) The US Borrower, the Dutch Borrower and each of their respective Restricted Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.
     5.10. Insurance. The properties of the US Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the US Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the US Borrower or the applicable Subsidiary operates.
     5.11. Taxes. Each of the Borrowers and its Subsidiaries have filed all applicable US Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), except where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed and, to the knowledge of the US Borrower or the Dutch Borrower, no material claim is being asserted, with respect to any material tax, fee or other charge.
     5.12. ERISA Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
     (a) Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the US Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.
     (b) There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the US Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13. Subsidiaries. As of the Closing Date, the US Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.
     5.14. Margin Regulations; Investment Company Act.
     (a) The US Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the US Borrower only or of the US Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.04 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the US Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
     (b) None of the US Borrower, any Person Controlling the US Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15. Disclosure. No report, financial statement, certificate or other information furnished in writing by any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, each of the US Borrower and the Dutch Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the applicable Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).
     5.16. Compliance with Laws. The US Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     5.17. Intellectual Property; Licenses, Etc. The US Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the US Borrower, the use of such IP Rights by the US Borrower or any Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the US Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Maturity Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the US Borrower and the Dutch Borrower (except in the case of the covenants set forth in Section 6.01 and 6.02) shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02, and 6.03) cause each of their respective Restricted Subsidiaries to:
     6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the US Borrower (commencing with the fiscal year ended December 31, 2010) a consolidated balance sheet of the US Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the US Borrower (commencing with the fiscal quarter ended June 30, 2010), a consolidated balance sheet of the US Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the US Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the US Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the US Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.02(d), the US Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the US Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements stating that in performing their audit nothing came to their attention that caused them to believe the US Borrower failed to comply with the financial covenants set forth in Section 7.11, except as specified in such certificate;
     (b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of the US Borrower, which shall include detailed computations of the financial covenants;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the US Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the US Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly, such additional information regarding the business, financial or corporate affairs of the US Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and
     (e) not later than 60 days after the end of each fiscal year of the US Borrower, a copy of summary projections by the US Borrower of the operating budget and cash flow budget of the US Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the US Borrower to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the US Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto on the US Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the US Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.
     The US Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the US Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the US Borrower or its securities) (each, a “Public Lender”). The US Borrower hereby agrees that so long as the US Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the US Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the US Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (d) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the US Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.
     6.03. Notices. Notify the Administrative Agent:
     (a) promptly, of the occurrence of any Default or Event of Default;
     (b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect; and

     (c) of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the US Borrower knows or has obtained notice thereof.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action the US Borrower has taken and proposes to take with respect thereto.
     6.04. Payment of Tax Obligations. Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to the US Borrower and each of its Restricted Subsidiaries, pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the US Borrower or such Subsidiary.
     6.05. Preservation of Existence. With respect to the US Borrower, the Dutch Borrower and each of their respective Restricted Subsidiaries, preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.
     6.06. Maintenance of Properties. With respect to the US Borrower, the Dutch Borrower and each of their respective Restricted Subsidiaries, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies which may be Affiliates of the US Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the US Borrower or the applicable Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09. Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the US Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the US Borrower or such Subsidiary, as the case may be.
     6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the US Borrower, the Dutch Borrower or any of their respective Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give the applicable Borrower reasonable advance notice prior to any contact with such accountants and give the applicable Borrower the opportunity to participate in such discussions.
     6.11. Use of Proceeds. Use the proceeds of the Term Loan Facility and the Revolving Credit Facility (a) on the Closing Date, to refinance indebtedness under the Existing Credit Agreement, and to pay fees and expenses related to such refinancing, and (b) after the Closing Date, for ongoing working capital, capital expenditures and for other lawful corporate purposes of the US Borrower, the Dutch Borrower and their respective Subsidiaries, including for acquisitions and for the issuance of Letters of Credit and ordinary course performance guarantees for the benefit of the US Borrower, the Dutch Borrower or any of their respective Subsidiaries.
     6.12. Additional US Subsidiary Guarantors/Dutch Facility Guarantors.
     (a) As of the date the Compliance Certificate referred to in Section 6.02 is delivered, notify the Administrative Agent of any Subsidiary that is not a Guarantor and, by virtue of the definition of US Subsidiary Guarantor or, after the Dutch Facility Closing Date, Dutch Facility Guarantor, who would be required to be a Guarantor. Within 30 days of such notification, the Borrowers shall cause (i) any such Subsidiary to become, as applicable, (A) a US Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the US Subsidiary Guaranty and/or (B) a Dutch Facility Guarantor by executing and delivering to the Administrative Agent a counterpart of the Dutch Facility Guaranty, or, in either case, such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) such Subsidiary to deliver to the Administrative Agent favorable opinions of counsel of such Subsidiary (including in-house counsel), to the extent that the Administrative Agent determines in its reasonable discretion that the value of obtaining any such opinion exceeds its cost and related administrative burden, covering the legality, validity, binding effect and enforceability of the documentation referred to in clause (i), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     (b) After the Dutch Facility Closing Date, if, at the time of any release of a Foreign Subsidiary which is a Dutch Facility Guarantor under Section 9.10, the Administrative Agent shall determine in its reasonable discretion (based on information reasonably requested from the Borrowers or otherwise obtained by the Administrative Agent), that the credit support provided by the remaining Foreign Subsidiaries which are Dutch Facility Guarantors is materially weaker in the aggregate than the credit support provided by the Foreign Subsidiaries listed on Schedule 1.01(c) as expected Dutch Facility Guarantors on the Closing Date (excluding any increase in the value of such credit support since the Closing Date, which would have been provided by such Foreign Subsidiaries if the Dutch Facility Guaranty had been entered into on the Closing Date), then the Borrowers shall cause, within 30 days after such release (unless the Dutch Facility Termination Date shall have occurred), one or more Foreign Subsidiaries, as agreed with the Administrative Agent, to become Dutch Facility Guarantors by satisfying the requirements of Section 6.12(a)(i)(B) and Section 6.12(a)(ii) so that the credit support provided by all Foreign Subsidiaries which are Dutch Facility Guarantors immediately after giving effect to such additional Foreign Subsidiaries becoming Dutch Facility Guarantors is not materially weaker in the aggregate (as determined by the Administrative Agent in its reasonable discretion) than the credit support provided by the Foreign Subsidiaries listed on Schedule 1.01(c) as expected Dutch Facility Guarantors on the Closing Date (excluding any increase in the value of such credit support since the Closing Date, which would have been provided by such Foreign Subsidiaries if the Dutch Facility Guaranty had been entered into on the Closing Date).
     6.13. Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Section 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide, in the case of the US Borrower, to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental or mining site assessment or audit report for the Properties which are the subject of such default prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.
     6.14. Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.
     6.15. Further Assurances. Cause (a) any Foreign Subsidiary which is not an Excluded Foreign Subsidiary (other than by virtue of clause (a) of the definition thereof) to use commercially reasonable efforts to undertake any “whitewash” or similar procedure under applicable law to guarantee the Obligations of the Dutch Borrower, and (b) any Foreign Subsidiary, created or acquired after the Closing Date to avoid any contractual prohibition which would cause such Foreign Subsidiary to be an Excluded Foreign Subsidiary by virtue of clause (c) of the definition thereof, unless, in the case of this clause (b), the Administrative Agent determines that the cost to the US Borrower or any Restricted Subsidiary in avoiding such contractual prohibition outweighs the benefit of the guarantee that would be provided by such Foreign Subsidiary if such contractual prohibition were avoided.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence as of the later of the Maturity Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the US Borrower and the Dutch Borrower shall not, nor shall they permit any of their respective Restricted Subsidiaries to, directly or indirectly:
     7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03;
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (f) (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of new federal coal leases;
     (g) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;

     (i) Liens securing Indebtedness of the US Borrower and its Restricted Subsidiaries permitted by Section 7.03 incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Restricted Subsidiary before such time as it became a Restricted Subsidiary are permitted under this subsection (i));
     (j) Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Restricted Subsidiary after the date hereof securing Indebtedness permitted by Section 7.03 not to exceed $150,000,000 at any time outstanding, provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any other property or assets of such Person (other than the proceeds of the property or assets subject to such Lien) or of the US Borrower or any Restricted Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;
     (k) Liens on the property of the US Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;
     (l) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the US Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
     (m) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided that such Lien does not apply to any additional property or assets of the US Borrower or any Restricted Subsidiary (other than the proceeds of the property or assets subject to such Lien);
     (n) Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry;
     (o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;
     (p) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

     (q) Liens on Capital Stock and other Equity Interests in Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited hereunder;
     (r) Liens on receivables and rights related to such receivables created pursuant to any Permitted Securitization Programs (to the extent that any such Disposition of receivables is deemed to give rise to a Lien);
     (s) Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes; and
     (t) Liens on assets of the US Borrower and its Restricted Subsidiaries with a value (determined immediately prior to the incurrence of such Lien) in an aggregate amount (at actual cost, without adjustment for subsequent increases or decreases in the value of such asset) not in excess of 10% of Tangible Assets of the US Borrower and its Restricted Subsidiaries.
     7.02. Investments. Make any Investments, except:
     (a) Investments held by the US Borrower or such Restricted Subsidiary in the form of cash equivalents or short-term marketable debt securities;
     (b) advances to officers, directors and employees of the US Borrower and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (d) Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the US Borrower and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
     (e) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;
     (f) Investments in existence on the Closing Date set forth on Schedule 7.02 and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

     (g) promissory notes and other similar non-cash consideration received by the US Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement;
     (h) Investments in any assets constituting a business unit received by the US Borrower or its Subsidiaries by virtue of an asset exchange or swap with a third party or acquired as a capital expenditure;
     (i) Swap Contracts permitted under Section 7.03(e);
     (j) Investments consisting of purchases of Senior Notes;
     (k) Investments by the US Borrower or any Restricted Subsidiary in Restricted Subsidiaries or entities that become Restricted Subsidiaries as a result of such Investments, and Investments by any Restricted Subsidiary in the US Borrower; provided that, if the Investment is in the form of Indebtedness, such Indebtedness must be permitted pursuant to Section 7.03(f); and
     (l) Investments by the US Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries and Joint Ventures or entities that become Unrestricted Subsidiaries or Joint Ventures as a result of such Investments, (i) without restriction if the Consolidated Leverage Ratio is equal to or less than 3.50 to 1.00, or (ii) if the Consolidated Leverage Ratio at the time of such Investment is greater than 3.50 to 1.00, only so long as such Investment, when aggregated with all other Investments made to date under this Section 7.02(l) and all Investments made to date under Section 7.02(m), shall not result in the Investments exceeding 22% of Tangible Assets of the US Borrower and its Restricted Subsidiaries; provided that, if at any time the Consolidated Leverage Ratio is greater than 3.50 to 1.00, such restriction on Investments in Unrestricted Subsidiaries and Joint Ventures shall only prohibit the US Borrower and its Restricted Subsidiaries from making any new Investments in Unrestricted Subsidiaries and Joint Ventures under this Section 7.03(l) but shall not cause any prior Investments made in compliance with this Section 7.02(l) at the time when made to result in a Default or Event of Default; and
     (m) Investments by the US Borrower or any Restricted Subsidiary in an aggregate amount not in excess of 22% of Tangible Assets of the US Borrower and its Restricted Subsidiaries.
     7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03;
     (c) Any refinancings, refundings, renewals or extensions of Indebtedness permitted under Section 7.03(b); provided that (i) the amount of such Indebtedness (the “Refinancing Indebtedness”) is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (B) any existing commitments unutilized thereunder and (C) any amount by which the original principal amount of any Indebtedness has been repaid and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the US Borrower);
     (d) Guarantees of the US Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the US Borrower or any Restricted Subsidiary;
     (e) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and consistent with prudent business practice;
     (f) Indebtedness of the US Borrower and any Restricted Subsidiary to any Restricted Subsidiary and of any Restricted Subsidiary to the US Borrower; provided that, any such Indebtedness extended by any Loan Party or any non- Loan Party to a Loan Party must be subordinated to the Obligations on customary terms;
     (g) Intercompany current liabilities incurred in the ordinary course of business of the US Borrower and its Subsidiaries;
     (h) Guarantee Obligations in respect of a letter of credit issued for the account of the US Borrower and for benefit of the PBGC in a face amount not to exceed $37,000,000 and for which TXU Europe (or its successors) provides credit support;
     (i) Indebtedness incurred in connection with any Permitted Securitization Program;
     (j) Additional Indebtedness of the US Loan Parties, provided, however, that immediately after giving effect to the incurrence of any such Indebtedness by any US Loan Party, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the US Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the most recent financial statements delivered pursuant to Section 6.01, as though such incurrence occurred at the beginning of the period covered thereby;
     (k) equipment financings of any Foreign Subsidiary of the US Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the US Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the most recent financial statements delivered pursuant to Section 6.01, as though such incurrence occurred at the beginning of the period covered thereby;
     (l) Indebtedness of non-US Loan Party Restricted Subsidiaries (including, but not limited to, the Dutch Borrower and other Foreign Subsidiaries of US Borrower that are Restricted Subsidiaries) in an aggregate amount not to exceed 12% of Tangible Assets of the US Loan Parties.

     7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the US Borrower, the Dutch Borrower and their Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, if no Default exists or would result therefrom:
     (a) any Subsidiary (other than the Dutch Borrower except as set forth in clause (ii)(E) below) may merge or consolidate with (i) the US Borrower, provided that the US Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary, (D) when any Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Guarantor and (E) when any Foreign Subsidiary is merging with the Dutch Borrower, the continuing or surviving Person shall be the Dutch Borrower;
     (b) any Subsidiary other than the Dutch Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the US Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the US Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must either be the US Borrower or another Domestic Subsidiary, (iii) if the transferor is a US Subsidiary Guarantor, then the transferee must either be the US Borrower or another US Subsidiary Guarantor and (iv) without limiting or expanding clause (ii) or (iii) above, if the transferor is a Dutch Facility Guarantor, then the transferee must be the US Borrower, the Dutch Borrower, another Dutch Facility Guarantor or a US Subsidiary Guarantor;
     (c) the US Borrower and any Restricted Subsidiary (other than the Dutch Borrower) may merge or consolidate with any other Person in a transaction in which the US Borrower or the Restricted Subsidiary, as applicable, is the surviving or continuing Person; provided that, the US Borrower and the Restricted Subsidiary are in pro forma compliance with Section 7.11 for the four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01, calculated as if such merger or consolidation had been consummated on the first day of such fiscal period; and
     (d) any transaction that would be permitted as an Investment under Section 7.02.
     7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than Dispositions permitted pursuant to Section 7.04), unless immediately after giving effect to such Disposition, (a) no Event of Default has occurred and is continuing and (b) the US Borrower is in pro forma compliance with Section 7.11 for the four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01, calculated as if such Disposition had been consummated on the first day of such fiscal period.
     7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that:
     (a) each Subsidiary may make Restricted Payments to the US Borrower, the US Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the US Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;
     (c) the US Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests or Indebtedness permitted under Section 7.03;
     (d) the US Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, provided that at the time of such declaration (in the case of dividends) or the date of any such Restricted Payment (in the case of any other Restricted Payment), and after giving effective thereto, no Default shall have occurred and be continuing and the US Borrower is in compliance with the financial covenants set forth in Section 7.11; and
     (e) the US Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect thereto held by directors, officers or employees of the US Borrower or any Restricted Subsidiary (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such director, officer or employee and (ii) Equity Interests in any Loan Party for future issuance under any employee stock plan.
     7.07. Change in Nature of Business. Engage in any material line of business other than a Similar Business.
     7.08. Transactions with Affiliates. Enter into any transaction of any kind, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is (a) not prohibited by this Agreement and (b) upon fair and reasonable terms substantially as favorable to the US Borrower or such Subsidiary as would be obtainable by the US Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, (i) any such transaction which is determined to be materially less favorable to the US Borrower or a Restricted Subsidiary than the US Borrower or such Restricted Subsidiary reasonably believes it would obtain in a comparable arm’s length transaction nevertheless shall be permitted if the excess consideration being paid to such Affiliate would otherwise be permitted at such time as an Investment in such Affiliate under Section 7.02 and, upon consummation of such transaction, such excess consideration being paid to such Affiliate shall constitute an Investment for the purposes of calculating compliance with Section 7.02 and (ii) the foregoing restrictions shall not apply to the following:
               (A) transactions between or among the US Borrower and any of its Restricted Subsidiaries or between and among any Restricted Subsidiaries;
               (B) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the US Borrower or any of its Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;
               (C) loans and advances to directors, officers and employees to the extent permitted by Section 7.02;
               (D) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;
               (E) payments to directors and officers of the US Borrower and its Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the US Borrower or its Restricted Subsidiaries, respectively, or pursuant to applicable law;
               (F) transactions between or among the US Borrower and any of its Restricted Subsidiaries on the one hand and any Affiliate on the other in connection with the Prairie State Project so long as any such transaction is on terms fair and reasonable to the US Borrower and such Subsidiary; and
               (G) Restricted Payments permitted by Section 7.06.
     7.09. Burdensome Agreements(a) . Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to make Restricted Payments to the US Borrower or any Guarantor or to otherwise transfer property to the US Borrower or any Guarantor, unless the US Borrower determines in good faith that such Contractual Obligations would not materially hinder the applicable Borrower’s ability to meet its obligations under this Agreement.
     7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11. Financial Covenants.

     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the US Borrower for the period of four consecutive fiscal quarters of the US Borrower ending on such date to be less than 2.50 to 1.00.
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the US Borrower for the period of four consecutive fiscal quarters of the US Borrower ending on such date to be greater than 4.00 to 1.00.
     7.12. Limitation on Negative Pledge Clauses. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of the US Borrower or any US Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:
     (a) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.12) are listed on Schedule 7.12;
     (b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the US Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the US Borrower;
     (c) arise in connection with any Lien permitted by Section 7.01 to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;
     (d) represent Indebtedness permitted by Section 7.03 (other than secured Indebtedness permitted by Section 7.01(i));
     (e) represent secured Indebtedness permitted by Section 7.01(i) to the extent that such restrictions apply only to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness (and the Subsidiaries of such Restricted Subsidiaries);
     (f) arise in connection with any Disposition permitted by Section 7.05;
     (g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein;
     (h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
     (i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrowers or any of their respective Restricted Subsidiaries;
     (j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

     (k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;
     (l) are customary provisions restricting assignment of any agreements;
     (m) are restrictions imposed by any agreement relating to any Permitted Securitization Program to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Securitization Program; or
     (n) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (m) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the US Borrower, not materially less favorable to the Loan Party and the Lenders with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01. Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The US Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The US Borrower or the Dutch Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the US Borrower, the Dutch Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. The US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or Guarantees of the Obligations or Indebtedness with respect to the Excel Bonds) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless any of the circumstances described in this subclause (A) and (B) of this subsection (e) continues for a period in excess of 10 days; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
     (h) Judgments. There is entered against the US Borrower, the Dutch Borrower or any of their respective Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i) ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the US Borrower under

Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the US Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control.
     8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the US Borrower and the Dutch Borrower;
     (c) require that the US Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the US Borrower and/or the Dutch Borrower under Debtor Relief Laws of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the US Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations or Swap Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and to payment of the unpaid Swap Obligations, ratably among the Lenders, the L/C Issuer and the counterparties to the Swap Contracts giving rise to such Swap Obligations in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations and Swap Obligations, if any, in the order set forth above. Notwithstanding the foregoing, any amounts received on account of the Obligations from any Foreign Subsidiary shall be applied only to the Dutch Borrower Obligations and the Obligations of any Dutch Facility Guarantors with respect thereto.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01. Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the

Lenders and the L/C Issuer, and neither the US Borrower, the Dutch Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the US Borrower, the Dutch Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the US Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the US Borrower (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the US Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the US Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the US Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08. No Other Duties, Etc. Except as expressly set forth herein, none of the bookmanagers, Arrangers or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

     9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10. Guaranty Matters. Subject to the last sentence of Section 6.15(b) of the US Subsidiary Guaranty and the last sentence of Section 6.15(b) of the Dutch Facility Guaranty, as applicable, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent to release any US Subsidiary Guarantor from its obligations under the US Subsidiary Guaranty and any Dutch Facility Guarantor from its obligation under the Dutch Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction not prohibited hereunder or ceases to be required to guarantee the Obligations by virtue of the definition of US Subsidiary Guarantor or Dutch Facility Guarantor, as the case may be, upon receipt of a certificate of the US Borrower certifying that such transaction is not prohibited hereunder or as to the basis on which such Subsidiary no longer falls within the definition of US Subsidiary Guarantor or Dutch Facility Guarantor, as the case may be. In addition, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent to release each Dutch Facility Guarantor from its obligation under the Dutch Facility Guaranty, if the Dutch Facility Termination Date shall have occurred.Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any US Subsidiary Guarantor from its obligations under the US Subsidiary Guaranty and any Dutch Facility Guarantor from its obligation under the Dutch Facility Guaranty pursuant to this Section 9.10.
     9.11. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.
ARTICLE X.
MISCELLANEOUS
     10.01. Amendments, Etc. Except as set forth in Sections 2.06(a)(iii), 2.14 and 2.15, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the US Borrower, the Dutch Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the US Borrower, the Dutch Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;

     (c) reduce the principal of, or the stated rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (z) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (e) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender directly adversely affected thereby;
     (f) change any provision of this Section or the definition of “Required Lenders” or the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
     (g) other than as permitted by Section 9.10, release all or substantially all of the US Subsidiary Guarantors from the US Subsidiary Guaranty or the Dutch Facility Guarantors from the Dutch Facility Guaranty or release US Borrower from the Dutch Facility Guaranty, in each case, without the written consent of each Lender;
and, provided further, that (w) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (x) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (z) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the applicable Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.
     In addition, notwithstanding the foregoing, in situations not otherwise governed by Section 2.14 and Section 2.15, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the US Borrower and the Dutch Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Revolving Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit (a) to share ratably with or with preference to the Term Loans in the application of any mandatory prepayments without the consent of Lenders holding more than 50% of the aggregate principal amount of all Term Loans or (b) to share ratably with or with preference to the Revolving Credit Loans in the application of any mandatory prepayments without the consent of the Required Revolving Lenders.
     In addition, notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Administrative Agent (not to be unreasonably withheld), the US Borrower, the Dutch Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) (but not any other Lender) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.
     The Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers to all Term Loan Lenders or all Revolving Credit Lenders, as applicable, to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (a) the terms and conditions of the requested Permitted Amendments and (b) the date on which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three Business Days after the date of such notice). Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Applicable Rate and any fees (including prepayment premiums or fees), in each case, as provided therein. The Borrowers and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 10.01 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and officer’s certificates consistent with those delivered pursuant to Section 4.01.

     Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall be binding upon the US Borrower, the Dutch Borrower, the Lenders, the L/C Issuer, the Swing Line Lender, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the US Borrower, the Dutch Borrower, the Lenders, the L/C Issuer, the Swing Line Lender and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.
     10.02. Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the US Borrower, the Dutch Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Borrowers hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrowers, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders and the L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. The US Borrower, the Dutch Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the US Borrower, the Dutch Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Swing Line Loan Notices) purportedly given by or on behalf of the US Borrower or the Dutch Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04. Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The US Borrower and the Dutch Borrower shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers and a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrowers. The US Borrower and the Dutch Borrower shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the US Borrower, the Dutch Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to any of the Borrowers or any of their Subsidiaries, and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the US Borrower, the Dutch Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the US Borrower, the Dutch Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.
     (c) Reimbursement by Lenders. To the extent that the US Borrower or the Dutch Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arrangers or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arrangers or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the US Borrower nor the Dutch Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Arrangers and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and Swap Obligations. In addition, with respect to the Dutch Borrower, the agreements in this Section shall survive any termination of the Dutch Borrower Revolving Credit Commitments pursuant to Section 2.06(a)(ii) and notwithstanding the occurrence of the Dutch Facility Termination Date.
     10.05. Payments Set Aside. To the extent that any payment by or on behalf of the applicable Borrower is made to the Administrative Agent, the Arrangers, the L/C Issuer or any Lender, or the Administrative Agent, the Arrangers, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Arrangers, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) pursuant to Section 2.14. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:
          (i) except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the US Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;
          (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
          (iv) any assignment of Loans and/or Commitments under the Revolving Credit Facility by a Lender holding both US Borrower Revolving Credit Loans and Dutch Borrower Revolving Credit Loans and/or both US Borrower Revolving Credit Commitments and Dutch Borrower Revolving Credit Commitments must be allocated pro rata between Loans and Commitments under the US Borrower Revolving Credit Facility and the Dutch Borrower Revolving Credit Facility; and
          (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06 (provided however, that the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and does hereby waive such processing and recordation fee in the case of an assignment by a Lender to an Affiliate of such Lender) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the US Borrower, the Dutch Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the US Borrower, the Dutch Borrower or any of the US Borrower’s or the Dutch Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the US Borrower, the Dutch Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b) (c), and (f) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each of the US Borrower and the Dutch Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above,

Bank of America or any other L/C Issuer may, (i) upon 30 days’ notice to the US Borrower, the Dutch Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the US Borrower and the Dutch Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the US Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the US Borrower to appoint any such successor shall affect the resignation of such L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective time of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective time of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
     10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, Arrangers, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis, to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto subject to any other applicable confidentiality arrangements in the Fee Letters, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and such Information being used for the evaluation of, administration of and enforcement of rights under the Loan Documents, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the US Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

     For purposes of this Section, “Information” means all information received from the US Borrower or any Subsidiary relating to the US Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the US Borrower or any Subsidiary, provided that, in the case of information received from the US Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Arrangers, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the US Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.
     10.08. Right of Setoff. Upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the US Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13. Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) either of the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the applicable Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) such assignment does not conflict with applicable Laws, and
     (e) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply. In the event that (x) the applicable Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.
     10.14. Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE US BORROWER, THE DUTCH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL

BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE US BORROWER, THE DUTCH BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE US BORROWER, THE DUTCH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

     10.17. Time of the Essence. Time is of the essence of the Loan Documents.
     10.18. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Borrower in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
     10.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the US Borrower and the Dutch Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the US Borrower and the Dutch Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the US Borrower and the Dutch Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the US Borrower, the Dutch Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers nor any Lender has any obligation to the US Borrower, the Dutch Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the US Borrower, the Dutch Borrower and their respective Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the US Borrower, the Dutch Borrower or their respective Affiliates. To the fullest extent permitted by law, each of the US Borrower and the Dutch

Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.20. Foreign Guarantees. Notwithstanding anything expressed or implied hereunder to the contrary, (a) no Foreign Subsidiary shall make or be required to make any payments (whether of principal, interest, fees, additional amounts or otherwise) in respect of the Obligations of the US Borrower and its Domestic Subsidiaries (other than as a Dutch Facility Guarantor of the Obligations of the Dutch Borrower) or on behalf of the US Borrower or a Domestic Subsidiary (other than as a Dutch Facility Guarantor of the Obligations of the Dutch Borrower) and (b) all payments made by a Foreign Subsidiary shall be allocated solely to the payment of Obligations owing with respect to the Dutch Borrower Revolving Credit Facility and interest thereon; all provisions of this Agreement shall be interpreted consistently with clauses (a) and (b) of this sentence.
     10.21. Existing Swap Contracts. For purposes of any Swap Contract in effect as of the Closing Date which is documented under an ISDA Master Agreement between the US Borrower and any Person who was a lender under the Existing Credit Agreement or an Affiliate thereof (or any Person that was a lender under the Existing Credit Agreement or an Affiliate thereof when such Swap Contract was entered into), this Agreement shall be deemed to be an amendment of the Existing Credit Agreement under such Swap Contract, if applicable, references to “Subsidiary Guarantors” or other similar term intended to reference the US Subsidiary Guarantors as a “Credit Support Provider” under such Swap Contract shall be deemed to refer to the US Subsidiary Guarantors, if applicable, references to the “Subsidiary Guaranty” as a “Credit Support Document” under such Swap Contract shall be deemed to refer to the US Subsidiary Guaranty, and if applicable, references to “Obligations” under such Swap Contract, as the context requires, shall be deemed to refer to Swap Obligations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

US BORROWER: PEABODY ENERGY CORPORATION, a Delaware corporation
By:	/s/ Walter L. Hawkins, Jr.
	Name:	Walter L. Hawkins, Jr.
	Title:	Senior Vice President and Treasurer

DUTCH BORROWER: PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands
By:	/s/ Walter L. Hawkins, Jr.
	Name:	Walter L. Hawkins, Jr.
	Title:	Senior Vice President and Treasurer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Kathleen Carry
	Name:	Kathleen Carry
	Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Vice President

Signature Page to Credit Agreement

BANK LEUMI USA
By:	/s/ Joung Hee Hong
	Name:	Joung Hee Hong
	Title:	First Vice President

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Signature Page to Credit Agreement

BARCLAYS BANK PLC
By:	/s/ Sam Yoo
	Name:	Sam Yoo
	Title:	Assistant Vice President

Signature Page to Credit Agreement

BANK OF MONTREAL, CHICAGO BRANCH
By:	/s/ Joseph W. Linder
	Name:	Joseph W. Linder
	Title:	Vice President

Signature Page to Credit Agreement

BNP PARIBAS
By:	/s/ Claudia Zarate
	Name:	Claudia Zarate
	Title:	Director

By:	/s/ Pasquale A. Perraglia IV
	Name:	Pasquale A. Perraglia IV
	Title:	Vice President

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Roger Eric Searls
	Name:	Roger Eric Searls
	Title:	Vice President

Signature Page to Credit Agreement

CATERPILLAR FINANCIAL SERVICES CORPORATION
By:	/s/ Jennifer Coyle
	Name:	Jennifer Coyle
	Title:	Managing Director

Signature Page to Credit Agreement

CITIBANK. N.A.
By:	/s/ Raymond C. Dunning
	Name:	Raymond C. Dunning
	Title:	Vice President

Signature Page to Credit Agreement

CITY NATIONAL BANK, a national banking association
By:	/s/ Scott Johnson
	Name:	Scott Johnson
	Title:	Vice President

Signature Page to Credit Agreement

COMERICA BANK
By:	/s/ Mark J. Leveille
	Name:	Mark J. Leveille
	Title:	Vice President

Signature Page to Credit Agreement

COMMONWEALTH BANK OF AUSTRALIA
By:	/s/ Greg Caione
	Name:	Greg Caione
	Title:	Head of Natural Resources - Americas

Signature Page to Credit Agreement

CRÉDIT INDUSTRIEL ET COMMERCIAL
By:	/s/ Brian O’Leary
	Name:	Brian O’Leary
	Title:	Managing Director

By:	/s/ Anthony Rock
	Name:	Anthony Rock
	Title:	Managing Director

Signature Page to Credit Agreement

COMPASS BANK
By:	/s/ A. Alex Morton
	Name:	A. Alex Morton
	Title:	Senior Vice President

Signature Page to Credit Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Joe Philbin
	Name:	Joe Philbin
	Title:	Director

By:	/s/ Blake Wright
	Name:	Blake Wright
	Title:	Managing Director

Signature Page to Credit Agreement

FIFTH THIRD BANK
By:	/s/ Robert M. Sander
	Name:	Robert M. Sander
	Title:	Vice President

Signature Page to Credit Agreement

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND
By:	/s/ Carla Jones
	Name:	Carla Jones
	Title:	Senior Manager

By:	/s/ Mary Gaffney
	Name:	Mary Gaffney
	Title:	Authorised Signatory

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ William S. Edge III
	Name:	William S. Edge III
	Title:	Managing Director

Signature Page to Credit Agreement

HUA NAN COMMERCIAL BANK, LTD. NEW YORK AGENCY
By:	/s/ Henry Hsieh
	Name:	Henry Hsieh
	Title:	Assistant Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Brian Knapp
	Name:	Brian Knapp
	Title:	Vice President

Signature Page to Credit Agreement

MEGA INTERNATIONAL COMMERICAL BANK CO., LTD. NEW YORK BRANCH
By:	/s/ Luke Hwang
	Name:	Luke Hwang
	Title:	VP & DGM

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A.
By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Signature Page to Credit Agreement

NANYANG COMMERCIAL BANK LTD
By:	/s/ Kenneth Ng
	Name:	Kenneth Ng
	Title:	Vice President and Branch Manager

By:	/s/ Morisa Lee
	Name:	Morisa Lee
	Title:	Head of Finance Department

Signature Page to Credit Agreement

NATIONAL AUSTRALIA BANK LIMITED ABN 12 004 044 937
By:	/s/ Courtney A. Cloe
	Name:	Courtney A. Cloe
	Title:	Director

Signature Page to Credit Agreement

OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY
By:	/s/ Lee Yeoh Nguan
	Name:	Lee Yeoh Nguan
	Title:	Vice President and General Manager

Signature Page to Credit Agreement

PEOPLE’S UNITED BANK
By:	/s/ Francis J. McGinn
	Name:	Francis J. McGinn
	Title:	Senior Commercial Loan Officer, SVP

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

Signature Page to Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Patricia Dundee
	Name:	Patricia Dundee
	Title:	Managing Director

Signature Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE
By:	/s/ Emmanuel Chesneau
	Name:	Emmanuel Chesneau
	Title:	Managing Director

Signature Page to Credit Agreement

SOVEREIGN BANK (SANTANDER)
By:	/s/ Robert D. Lanigan
	Name:	Robert D. Lanigan
	Title:	Senior Vice President

Signature Page to Credit Agreement

STANDARD CHARTERED BANK
By:	/s/ James P. Hughes
	Name:	James P. Hughes A2388
	Title:	Director

By:	/s/ Andrew Y. Ng
	Name:	Andrew Y. Ng
	Title:	Director

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Natsuhiro Samejima
	Name:	Natsuhiro Samejima
	Title:	Senior Vice President

Signature Page to Credit Agreement

STATE BANK OF INDIA (CALIFORNIA) LOS ANGELES BRANCH
By:	/s/ U Shantharama Shenoy
	Name:	U Shantharama Shenoy
	Title:	Vice President & Manager

Signature Page to Credit Agreement

UMB BANK, N.A.
By:	/s/ Cecil G. Wood
	Name:	Cecil G. Wood
	Title:	Executive Vice President

Signature Page to Credit Agreement

UNICREDIT BANK AG, NEW YORK BRANCH
By:	/s/ William W. Hunter
	Name:	William W. Hunter
	Title:	Director

By:	/s/ Annet Guderian
	Name:	Annet Guderian
	Title:	Director

Signature Page to Credit Agreement

UNION BANK, N.A.
By:	/s/ Bryan P. Read
	Name:	Bryan P. Read
	Title:	Vice President

Signature Page to Credit Agreement

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY
By:	/s/ K. Jin Koh
	Name:	K. Jin Koh
	Title:	GM

By:	/s/ Mario Sheng
	Name:	Mario Sheng
	Title:	AVP

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ John Eyerman
	Name:	John Eyerman
	Title:	Assistant Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Richard Gan
	Name:	Richard Gan
	Title:	Managing Director

Signature Page to Credit Agreement

WESTPAC BANKING CORPORATION
By:	/s/ Bradley Scammell
	Name:	Bradley Scammell
	Title:	Head of Corporate and Institutional Banking Americas

Signature Page to Credit Agreement

WING LUNH BANK LTD., LOS ANGELES BRANCH
By:	/s/ Anthony P.S. Yip
	Name:	Anthony P.S. Yip
	Title:	V.P. & Manager

Signature Page to Credit Agreement

Schedule 1.01(a)
to Credit Agreement
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of either of the Borrowers or any Lender, deliver to such Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C (B-D)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative

Schedule 1.01(a)

result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent or either of the Borrowers, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and such Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

Schedule 1.01(a)

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01(a)

Schedule 2.01
to Credit Agreement
COMMITMENTS AND APPLICABLE PERCENTAGES

	Revolving Loan	Term Loan
	Allocation	Allocation	Total Allocation
Institution	Percentage	Percentage	Percentage
Bank Leumi USA	1.75000000%	1.75000000%	1.75000000%
Bank of America, N.A.	4.50000000%	4.50000000%	4.50000000%
Bank of Tokyo Mitsubishi UFJ, Ltd. (The)	1.45000000%	1.45000000%	1.45000000%
Barclays Bank PLC	2.90000000%	2.90000000%	2.90000000%
Bank of Montreal, Chicago Branch	2.90000000%	2.90000000%	2.90000000%
BNP Paribas	3.50000000%	3.50000000%	3.50000000%
Branch Banking & Trust Company	2.00000000%	2.00000000%	2.00000000%
Caterpillar Financial Services Corporation	1.25000000%	1.25000000%	1.25000000%
Citibank, N.A.	4.50000000%	4.50000000%	4.50000000%
City National Bank	0.75000000%	0.75000000%	0.75000000%
Comerica Bank	1.50000000%	1.50000000%	1.50000000%
Commonwealth Bank of Australia	2.90000000%	2.90000000%	2.90000000%
Crédit Industriel et Commercial	1.75000000%	1.75000000%	1.75000000%
Compass Bank	2.90000000%	2.90000000%	2.90000000%
Credit Agricole Corporate and Investment Bank	3.50000000%	3.50000000%	3.50000000%
Fifth Third Bank, an Ohio Banking Corporation	2.50000000%	2.50000000%	2.50000000%
Governor & Company of the Bank of Ireland (The)	2.00000000%	2.00000000%	2.00000000%
HSBC Bank USA National Association	4.50000000%	4.50000000%	4.50000000%
Hua Nan Commercial Bank, Ltd. New York Agency	0.75000000%	0.75000000%	0.75000000%
JP Morgan Chase Bank, N.A.	2.90000000%	2.90000000%	2.90000000%
Mega International Commercial Bank Co., Ltd. New York Branch	0.60000000%	0.60000000%	0.60000000%
Morgan Stanley Bank, N.A.	4.00000000%	4.00000000%	4.00000000%
Nanyang Commercial Bank, Ltd.	1.00000000%	1.00000000%	1.00000000%

	Revolving Loan	Term Loan
	Allocation	Allocation	Total Allocation
Institution	Percentage	Percentage	Percentage
National Australia Bank Limited	1.75000000%	1.75000000%	1.75000000%
Oversea-Chinese Banking Corporation Limited, New York Agency	2.90000000%	2.90000000%	2.90000000%
People’s United Bank	1.00000000%	1.00000000%	1.00000000%
PNC Bank, National Association	3.50000000%	3.50000000%	3.50000000%
Royal Bank of Scotland plc (The)	4.00000000%	4.00000000%	4.00000000%
Société Générale	3.50000000%	3.50000000%	3.50000000%
Sovereign Bank	2.90000000%	2.90000000%	2.90000000%
Standard Chartered Bank	2.90000000%	2.90000000%	2.90000000%
Sumitomo Mitsui Banking Corporation, New York	2.90000000%	2.90000000%	2.90000000%
State Bank of India (California), Los Angeles Branch	0.75000000%	0.75000000%	0.75000000%
UMB Bank, N.A.	1.50000000%	1.50000000%	1.50000000%
UniCredit Bank AG, New York Branch	2.00000000%	2.00000000%	2.00000000%
Union Bank, N.A.	1.45000000%	1.45000000%	1.45000000%
United Overseas Bank Limited, New York Agency	1.75000000%	1.75000000%	1.75000000%
U.S. Bank National Association	2.90000000%	2.90000000%	2.90000000%
Wells Fargo Bank, N.A.	3.50000000%	3.50000000%	3.50000000%
Westpac Banking Corporation	2.50000000%	2.50000000%	2.50000000%
Wing Lung Bank Ltd., Los Angeles Branch	2.00000000%	2.00000000%	2.00000000%

Total	100.00000000%	100.00000000%	100.00000000%

Schedule 10.02
to Credit Agreement
ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES
Administrative Agent:
For notices with respect to borrowings, payments, conversions, continuations, fees and/or interest:
Bank of America, N.A.
101 N Tryon St
Mail Code: NC1-001-04-39
Charlotte, NC 28255
Attn: Duane Lathan
Telephone: (980) 387-2419
Fax: (704) 602-3672
E-mail: duane.lathan@bankofamerica.com
For all other notices:
Bank of America, N.A.
1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attn: Kathleen Carry
Telephone: (415) 436-4001
Fax: (415) 503-5001
E-mail: Kathleen.Carry@BAML.com
Borrower:
Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101
Attention: Treasurer
Fax: (314) 342-7740
E-mail: whawkins@peabodyenergy.com
US Borrower Website:
www.peabodyenergy.com

Schedule 10.06
to Credit Agreement
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A
FORM OF BORROWING NOTICE
Date:                     ,
To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The [US]/[Dutch] Borrower hereby requests (select one):
     ☐ A Borrowing of Loans                     ☐ A conversion or continuation of Loans
1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of . [Type of Loan requested]

4.	In the following currency:

5.	For Eurocurrency Rate Loans: with an Interest Period of ___ months.
     The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section [2.01(a)][2.01(b)(i)][2.01(b)(ii)] of the Agreement.
[Signature page to follow]
A-1
Form of Borrowing Notice

[PEABODY ENERGY CORPORATION
By:
Name:
	Title:	]

[PEABODY HOLLAND B.V.
By:
Name:
	Title:	]

A-2
Form of Borrowing Notice

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     ,
To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The undersigned hereby requests a Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of $ .
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
[Signature page to follow]
B-1
Form of Swing Line Loan Notice

PEABODY ENERGY CORPORATION
By:
Name:
Title:

B-2
Form of Swing Line Loan Notice

EXHIBIT C-1
FORM OF TERM NOTE

     FOR VALUE RECEIVED, PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), hereby promises to pay to                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[___] or so much thereof as shall constitute Term Loans made by the Lender to the US Borrower under that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the US Borrower, PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The US Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Term Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Term Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the US Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note may shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount, currency and maturity of its Term Loans and payments with respect thereto.
     Unless and until a transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the US Borrower, the Administrative
C-1-1
Form of Term Note

Agent and the lenders under the Credit Agreement shall be entitled to deem and treat the transferring Lender as the owner and holder of this Term Note and the obligations evidenced hereby.
     The US Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
     THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PEABODY ENERGY CORPORATION
By:
Name:
Title:

C-1-2
Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

C-1-3
Form of Term Note

EXHIBIT C-2A
FORM OF US FACILITY REVOLVING CREDIT NOTE
     FOR VALUE RECEIVED, PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each US Borrower Revolving Credit Loan from time to time made by the Lender to the US Borrower under that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the US Borrower, PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The US Borrower promises to pay interest on the unpaid principal amount of each US Borrower Revolving Credit Loan from the date of such US Borrower Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such US Borrower Revolving Credit Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This US Facility Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This US Facility Revolving Credit Note is also entitled to the benefits of the US Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this US Facility Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. US Borrower Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this US Facility Revolving Credit Note and endorse thereon the date, amount, currency and maturity of its US Borrower Revolving Credit Loans and payments with respect thereto.
C-2A-1
Form of US Facility Revolving Credit Note

     Unless and until a transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the US Borrower, the Administrative Agent and the lenders under the Credit Agreement shall be entitled to deem and treat the transferring Lender as the owner and holder of this US Facility Revolving Credit Note and the obligations evidenced hereby.
     The US Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this US Facility Revolving Credit Note.
     THIS US FACILITY REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PEABODY ENERGY CORPORATION
By:
Name:
Title:

C-2A-2
Form of US Facility Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

C-2A-3
Form of US Facility Revolving Credit Note

EXHIBIT C-2B
FORM OF DUTCH FACILITY REVOLVING CREDIT NOTE
     FOR VALUE RECEIVED, PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Dutch Borrower Revolving Credit Loan from time to time made by the Lender to the Dutch Borrower under that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), the Dutch Borrower, the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Dutch Borrower promises to pay interest on the unpaid principal amount of each Dutch Borrower Revolving Credit Loan from the date of such Dutch Borrower Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Dutch Borrower Revolving Credit Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Dutch Facility Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Dutch Facility Revolving Credit Note is also entitled to the benefits of the Dutch Facility Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Dutch Facility Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Dutch Borrower Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Dutch Facility Revolving Credit Note and endorse thereon the date, amount,
C-2B-1
Form of Dutch Facility Revolving Credit Note

currency and maturity of its Dutch Borrower Revolving Credit Loans and payments with respect thereto.
     Unless and until a transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Dutch Borrower, the Administrative Agent and the lenders under the Credit Agreement shall be entitled to deem and treat the transferring Lender as the owner and holder of this Dutch Facility Revolving Credit Note and the obligations evidenced hereby.
     The Dutch Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Dutch Facility Revolving Credit Note.
     THIS DUTCH FACILITY REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PEABODY HOLLAND B.V.
By:
Name:
Title:

C-2B-2
Form of Dutch Facility Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

C-2B-3
Form of Dutch Facility Revolving Credit Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To:     Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 18, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “US Borrower”), PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”), the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of the US Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the US Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the US Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the US Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the US Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

Form of Compliance Certificate

     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the financial condition of the US Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the US Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the US Borrower performed and observed all of its US Borrower Obligations under the Loan Documents and the Dutch Borrower performed and observed all of its Dutch Borrower Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the US Borrower and the Dutch Borrower performed and observed each covenant of the Loan Documents applicable to it and no Default has occurred and is continuing.]
—or—
     [the following covenants have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
     5. To the best of such Responsible Officer’s knowledge, as of the date hereof, all Subsidiaries of the US Borrower who are required to be Guarantors, pursuant to the Agreement by virtue of the definition of US Subsidiary Guarantor or, after the Dutch Facility Closing Date, Dutch Facility Guarantor under the Agreement, are US Subsidiary Guarantors or Dutch Facility Guarantors, as applicable[, except for the following Subsidiaries which are in the process of complying with the requirements of Section 6.12(a) of the Agreement].
     6. Unless as stated otherwise in a certificate of a Responsible Officer attached hereto, there has been no material change in accounting policies or financial reporting practices by the US Borrower or any Subsidiary.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                     .

PEABODY ENERGY CORPORATION
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
I.	Section 7.11 (a) — Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
	1.	Consolidated Net Income for Subject Period (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations (positive or negative), and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case for Subject Period): $
	2.	consolidated interest expense for Subject Period, determined in accordance with GAAP:	$
	3.	to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles for Subject Period:	$
	4.	any debt extinguishment costs for Subject Period:	$
	5.	any non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles for Subject Period:	$
	6.	any amount of asset retirement obligations expense for Subject Period:	$
	7.	any transaction costs, fees and expenses incurred during Subject Period in connection with any acquisition not prohibited hereunder or any issuance of debt or equity securities by the US Borrower or any of its Restricted Subsidiaries for Subject Period:	$
	8.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$

Form of Compliance Certificate

B.	Consolidated Cash Interest Charges for Subject Period:	$
C.	Consolidated Interest Coverage Ratio (Line I.A.8 ÷ Line I.B):	to 1.00
Minimum required:

Minimum
Consolidated
Interest Coverage
Four Fiscal Quarters Ending	Ratio
June 30, 2010 and each fiscal quarter thereafter	2.50x
II.	Section 7.11 (b) — Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$
B.	Consolidated EBITDA for Subject Period (Line I.A.8 above):	$
C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1.00
Maximum permitted:

Maximum
Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
June 30, 2010 and each fiscal quarter thereafter	4.00x

Form of Compliance Certificate

For the Quarter/Year ended                                              (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
Consolidated Net Income (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations (positive or negative), and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case for Subject Period)

+ consolidated interest expense for Subject Period, determined in accordance with GAAP

Form of Compliance Certificate

Twelve
Consolidated	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended
+ to the extent deducted in computing Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles for Subject Period

+ any debt extinguishment costs for Subject Period

+ non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles for Subject Period

+ any amount of asset retirement obligations expense for Subject Period

+   transaction costs, fees and expenses incurred during for Subject Period in connection with any acquisition not prohibited hereunder or any issuance of debt or equity securities by the US Borrower or any of its Restricted Subsidiaries

= Consolidated EBITDA

Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities, as applicable) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [ and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: [PEABODY ENERGY CORPORATION] [PEABODY HOLLAND B.V.]

[1]	Select as applicable.

Form of Assignment and Assumption

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June 18, 2010, among PEABODY ENERGY CORPORATION, a Delaware corporation, PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands, the Lenders from time to time party thereto, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Loans	Loans	Assigned of
Facility Assigned[2]	for all Lenders*	Assigned*	Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%
[7.	Trade Date: ][4]
Effective Date:                                         , 201___[ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[3]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

[NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

Consented to: PEABODY ENERGY CORPORATION
By:
Title:

PEABODY HOLLAND B.V.
By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

          Assignee agrees that it has received a copy of the Debt Allocation Agreement, dated as of June 18, 2010, among the Administrative Agent and the Lenders signatory thereto, which provides for the reallocation of Loans upon certain Events of Default and that it acknowledges and agrees to be bound by such Debt Allocation Agreement as if an original signatory thereto.5
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[5]	This provision may not be removed from the form of this Agreement.

Form of Assignment and Assumption

EXHIBIT F-1
FORM OF US SUBSIDIARY GUARANTEE
F-1
Form of Subsidiary Guarantee

US SUBSIDIARY GUARANTEE
made by
PEABODY ENERGY CORPORATION,
and certain of its Subsidiaries
in favor of
BANK OF AMERICA, N.A.,
as Administrative Agent
Dated as of June 18, 2010
F-1-1
Form of Subsidiary Guarantee

F-1-2
Form of Subsidiary Guarantee

Page
6.15 Releases	10
6.16 Additional Guarantors	10
6.17 Foreign Currency	10
6.18 Conflict	11

Schedule I	Notice Addresses of US Guarantors

Schedule II	List of US Guarantors

Annex 1	Form of Assumption Agreement
F-1-3
Form of Subsidiary Guarantee

US SUBSIDIARY GUARANTEE
          US SUBSIDIARY GUARANTEE, dated as of June 18, 2010, made by each of the signatories hereto and each entity that may become a US Guarantor (as defined below) as provided in Section 6.16, in favor of (i) Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Peabody Energy Corporation, a Delaware corporation (the “US Borrower”), Peabody Holland B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”, and together with the US Borrower, the “Borrowers”), the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc., and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers and (ii) counterparties under Swap Contracts constituting Swap Obligations. The Lenders holding US Borrower Obligations and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the US Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, the US Borrower is a member of an affiliated group of companies that includes each other Peabody Entity (as defined below);
          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the US Borrower to make valuable transfers to one or more of the US Guarantors in connection with the operation of their respective businesses;
          WHEREAS, the Peabody Entities are engaged in related businesses, and each US Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the US Borrower under the Credit Agreement that the US Guarantors shall have executed and delivered this Agreement (as defined below) to the Administrative Agent for the ratable benefit of the Credit Parties.
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the US Borrower thereunder, each US Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the holders of US Borrower Obligations (as defined below), as follows:
F-1-4
Form of Subsidiary Guarantee

SECTION 1. DEFINED TERMS
     1.1 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The following terms shall have the following meanings:
     “Agreement”: this Guarantee, as the same may be amended, supplemented, restated or otherwise modified from time to time.
     “Guarantor Obligations”: with respect to any US Guarantor , the collective reference to (i) the US Borrower Obligations and (ii) all obligations and liabilities of such US Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such US Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by such US Guarantor pursuant to the terms of this Agreement or any other Loan Document to which such US Guarantor is a party).
     “Obligations”: (i) in the case of the US Borrower, the US Borrower Obligations and (ii) in the case of each US Guarantor, its Guarantor Obligations.
     “Peabody Entity”: the US Borrower and each US Guarantor.
     “US Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans made to the US Borrower and L/C Obligations of the US Borrower and all other obligations and liabilities of the US Borrower (including, without limitation, (x) interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans made to the US Borrower and L/C Obligations of the US Borrower and (y) interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the US Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, including (x) any Swap Contract entered into by the US Borrower with any Lender or any Affiliate thereof (or with any Person that was a Lender or an Affiliate thereof when such Swap Contract was entered into) and (y) any Swap Contract in effect as of the date hereof entered into by the US Borrower with any Person who was a lender or an Affiliate of such lender under the Existing Credit Agreement (or with any Person that was a lender or an Affiliate thereof when such Swap Contract was entered into), in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit entered into by the US Borrower or any Subsidiary of the US Borrower with any Lender or any such Swap Contract (x) entered into by the US Borrower with any Lender or Affiliate thereof (or with any Person that was a Lender or an Affiliate thereof when such Swap Contract was entered into) or (y) in effect as of
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the date hereof that was entered into by the US Borrower with any Person who was a lender or an Affiliate of such lender under the Existing Credit Agreement (or with any Person that was a lender or an Affiliate thereof when such Swap Contract was entered into) or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the US Borrower pursuant to the terms of any of the foregoing agreements).
     “US Guarantor”: each of the signatories hereto (other than the Administrative Agent) and each other entity that becomes a US Guarantor hereunder pursuant to Section 6.16.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the US Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the US Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the US Borrower Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each US Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such US Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
          (c) Each US Guarantor agrees that the US Borrower Obligations may at any time and from time to time exceed the amount of the liability of such US Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Credit Parties hereunder.
          (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Guarantor Obligations shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Term Loan Commitments and the US Borrower Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the US Borrower may be free from any US Borrower Obligations.
          (e) No payment made by the US Borrower, any of the US Guarantors, any other guarantor or any other Person or received or collected by any Credit Party from the US
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Borrower, any of the US Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the US Borrower Obligations shall be deemed to reduce, release or otherwise affect the liability of any US Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such US Guarantor in respect of the US Borrower Obligations or any payment received or collected from such US Guarantor in respect of the US Borrower Obligations), remain liable for the US Borrower Obligations up to the maximum liability of such US Guarantor hereunder until the US Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Term Loan Commitments and the US Borrower Revolving Credit Commitments are terminated.
     2.2 Right of Contribution. Each US Guarantor hereby agrees that to the extent that a US Guarantor shall have paid more than its proportionate share of any payment made hereunder, such US Guarantor shall be entitled to seek and receive contribution from and against any other US Guarantor hereunder which has not paid its proportionate share of such payment. Each US Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any US Guarantor to the Credit Parties, and each US Guarantor shall remain jointly and severally liable to the Credit Parties for the full amount guaranteed by such US Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any US Guarantor hereunder or any set-off or application of funds of any US Guarantor by any Credit Party, no US Guarantor shall be entitled to be subrogated to any of the rights of any Credit Party against the US Borrower or any US Guarantor or any collateral security or guarantee or right of offset held by any Credit Party for the payment of the US Borrower Obligations, nor shall any US Guarantor seek or be entitled to seek any contribution or reimbursement from the US Borrower or any other US Guarantor in respect of payments made by such US Guarantor hereunder, until all amounts owing to the Credit Parties by the US Borrower on account of the US Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Term Loan Commitments and the US Borrower Revolving Credit Commitments are terminated. If any amount shall be paid to any US Guarantor on account of such subrogation rights at any time when all of the US Borrower Obligations shall not have been paid in full, such amount shall be held by such US Guarantor in trust for the Credit Parties, segregated from other funds of such US Guarantor, and shall, forthwith upon receipt by such US Guarantor, be turned over to the Administrative Agent in the exact form received by such US Guarantor (duly indorsed by such US Guarantor to the Administrative Agent, if required), to be applied against the US Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     2.4 Amendments, etc. with Respect to the US Borrower Obligations. Each US Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any US Guarantor and without notice to or further assent by any US Guarantor, any demand for payment of any of the US Borrower Obligations made by any Credit Party may be rescinded by such Credit Party and any of the US Borrower Obligations continued, and the US Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and the Credit Agreement and the other
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Form of Subsidiary Guarantee

Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Credit Party for the payment of the US Borrower Obligations may be sold, exchanged, waived, surrendered or released.
     2.5 Guarantee Absolute and Unconditional. Each US Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the US Borrower Obligations and notice of or proof of reliance by any Credit Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the US Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the US Borrower and any of the US Guarantors, on the one hand, and the Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each US Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the US Borrower or any of the US Guarantors with respect to the US Borrower Obligations. Each US Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the US Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Credit Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the US Borrower or any other Person against any Credit Party, (c) any acts of any legislative body or governmental authority affecting the US Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the US Borrower’s property, or by economic, political, regulatory or other events in the countries where the US Borrower is located, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the US Borrower or such US Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the US Borrower for the US Borrower Obligations, or of such US Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any US Guarantor, any Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the US Borrower, any other US Guarantor or any other Person or against any guarantee for the US Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the US Borrower, any other US Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the US Borrower, any other US Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any US Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Credit Parties against any US Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
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     2.6 Reinstatement. The guarantee contained in this Section 2 shall, to the extent permissible at law, continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the US Borrower Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the US Borrower or any US Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the US Borrower or any US Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each US Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the United States in U.S. Dollars in immediately available funds at the office of the Administrative Agent at Bank of America N.A., New York, NY, ABA# 026009593, Account No.: 136-621-225-0600, Ref: Peabody Energy or such other office as may be notified to the US Guarantors by the Administrative Agent from time to time.
SECTION 3. REPRESENTATIONS AND WARRANTIES
     3.1 Representations in Credit Agreement. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the US Borrower thereunder, each US Guarantor hereby represents and warrants to each Credit Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such US Guarantor or to the other Loan Documents to which such US Guarantor is a party, each of which is hereby incorporated herein by reference mutatis mutandis, are true and correct in all material respects on and as of the date hereof, and the Credit Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the US Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such US Guarantor’s knowledge.
SECTION 4. COVENANTS
          Each US Guarantor covenants and agrees with the Credit Parties that, from and after the date of this Agreement until the US Borrower Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Term Loan Commitments and the US Borrower Revolving Credit Commitments shall have terminated:
     4.1 Covenants in Credit Agreement. Such US Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such US Guarantor.
SECTION 5. REMEDIAL PROVISIONS
     5.1 Application of Proceeds. The Administrative Agent may apply all or any part of any proceeds of the guarantee set forth in Section 2, to payment of the US Borrower Obligations in such order as set forth in Section 8.03 of the Credit Agreement.
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     5.2 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Credit Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the US Borrower Obligations, all rights and remedies available to it under any applicable Loan Document or under any applicable law or in equity.
SECTION 6. MISCELLANEOUS
     6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.
     6.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any US Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any US Guarantor shall be addressed to such US Guarantor at its notice address set forth on Schedule I.
     6.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Credit Parties shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced to any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Credit Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Credit Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Credit Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     6.4 Enforcement Expenses; Indemnification. (a) Each US Guarantor agrees to pay or reimburse each Credit Party for all its reasonable and documented costs and expenses incurred in collecting against such US Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such US Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Credit Party and of counsel to the Administrative Agent.
          (b) Each US Guarantor agrees to pay, and to save the Credit Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the US Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.
          (c) The agreements in this Section 6.4 shall survive repayment of the US Borrower Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
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Form of Subsidiary Guarantee

     6.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each US Guarantor and shall inure to the benefit of the Credit Parties and their successors and assigns; provided that no US Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, unless pursuant to a transaction not prohibited by the Credit Agreement.
     6.6 Set-Off. Each US Guarantor hereby irrevocably authorizes each Credit Party at any time and from time to time pursuant to Section 10.08 of the Credit Agreement, upon any amount becoming due and payable hereunder, without notice to such US Guarantor or any other US Guarantor, any such notice being expressly waived by each US Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Credit Party to or for the credit or the account of such US Guarantor, or any part thereof in such amounts as such Credit Party may elect, against and on account of the Obligations and liabilities of such US Guarantor to such Credit Party hereunder then due and owing and claims of every nature and description of such Credit Party against such US Guarantor then due and owing, in any currency, arising hereunder, under the Credit Agreement or any other Loan Document, as such Credit Party may elect, whether or not such Credit Party has made any demand for payment and although such Obligations, liabilities and claims may be contingent or unmatured. Each Credit Party shall notify such US Guarantor promptly of any such set-off and the application made by such Credit Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party under this Section 6.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Credit Party may have.
     6.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     6.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction with respect to any of the US Guarantors shall, as to such jurisdiction and such US Guarantor, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof with respect to such US Guarantor or any of the other US Guarantors, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or with respect to any of the other US Guarantors in any jurisdiction.
     6.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     6.10 Integration. This Agreement and the other Loan Documents represent the agreement of the US Guarantors and the Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Credit
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Form of Subsidiary Guarantee

Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
     6.11 GOVERNING LAW . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     6.12 Submission To Jurisdiction; Waivers. Each US Guarantor hereby irrevocably and unconditionally:
     (a) submits for itself in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such US Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     6.13 Acknowledgements. Each US Guarantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) none of the Credit Parties has any fiduciary relationship with or duty to any US Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the US Guarantors, on the one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
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          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the US Guarantors and the Credit Parties.
     6.14 WAIVER OF JURY TRIAL. EACH US GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     6.15 Releases. (a) At such time as the US Borrower Obligations shall have been paid in full in cash, the Term Loan Commitments and US Borrower Revolving Credit Commitments have been terminated and no Letters of Credit shall be outstanding, this Agreement and all obligations (other than contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence and Swap Obligations) of the Administrative Agent and each US Guarantor hereunder shall terminate automatically, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any US Guarantor following any such termination, the Administrative Agent shall execute and deliver to such US Guarantor such documents as such US Guarantor shall reasonably request to evidence such termination.
          (b) At such time as a US Guarantor ceases (i) to be a Subsidiary as a result of a transaction not prohibited by the Credit Agreement or (ii) to be required to guarantee the US Borrower Obligations by virtue of the definition of US Subsidiary Guarantor under the Credit Agreement, in each case, subject to (x) the US Borrower having delivered to the Administrative Agent a certificate (a “Release Certificate”) identifying the relevant US Guarantor and certifying that such transaction is not prohibited by the Credit Agreement or as to the basis on which such Subsidiary no longer falls within the definition of US Subsidiary Guarantor and (y) the Administrative Agent’s reasonable satisfaction that the circumstances described in clause (i) or (ii) above exist (it being agreed that the Administrative Agent may, but is not obligated to, rely solely on the US Borrower’s Release Certificate in making such determination), the Administrative Agent shall promptly release the US Guarantor from its obligations hereunder pursuant to documentation reasonably acceptable to the Administrative Agent and the US Borrower, at the sole cost and expense of the US Borrower. Notwithstanding the foregoing, the Administrative Agent shall not be required to release a US Guarantor from its obligations hereunder pursuant to this Section 6.15(b) unless, prior to or concurrently with such release, such US Guarantor is released from its obligations as a guarantor under all Senior Notes Indentures.
     6.16 Additional Guarantors. Each Subsidiary of the US Borrower that elects to become a party to this Agreement or is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a US Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
     6.17 Foreign Currency. If the Administrative Agent so notifies a US Guarantor in writing, at the Administrative Agent’s sole and absolute discretion, payments under this Guarantee shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof
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which are denominated in an Alternative Currency, determined as of the date payment is made. If any claim arising under or related to this Guarantee is reduced to judgment and the amount of such judgment is denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), for purposes hereof the amount of the judgment shall be the Obligations Currency equivalent of the judgment in the Judgment Currency, determined as of the date of judgment and calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Administrative Agent in the place of the Administrative Agent’s choice at or about 8:00 a.m. in the jurisdiction of the Obligations Currency on the date for determination specified above. The US Guarantor shall indemnify the Credit Parties and hold the Credit Parties harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the US Guarantor and, if the amount of the Obligations Currency so purchased is greater than the amount of the judgment in the Obligations Currency on the date the claim is reduced to judgment (calculated as set forth in the above sentence) as a result of any change in exchange rates between the date of payment of any claim by the US Guarantor and the date such claim is reduced to judgment, the Credit Parties agree to return the amount of any excess to the applicable US Guarantor (or to any other Person who may be entitled thereto under applicable law).
     6.18 Conflict. In the event there is a conflict between the terms of this Agreement and the Credit Agreement, the Credit Agreement shall control.
[SIGNATURE PAGES TO FOLLOW]
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          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

EACH OF THE US GUARANTORS LISTED ON SCHEDULE II HERETO

By:

Name:
Title:

Accepted on behalf of the Credit Parties as of the date first above written

BANK OF AMERICA, N.A.,
as Administrative Agent

By:

Name:
Title:

Acknowledged and agreed:

PEABODY ENERGY CORPORATION,
a Delaware corporation

By:

Name:
Title:
[US Guarantee]
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Schedule I
NOTICE ADDRESSES OF US SUBSIDIARY GUARANTORS

To:	[US Subsidiary Guarantor]
	c/o	Peabody Investments Corp.
701 Market Street
St. Louis, Missouri 63101
Attn: Treasurer
Fax: (314) 342-7740

with a copy to:

	c/o	Peabody Investments Corp.
701 Market Street
St. Louis, Missouri 63101
Attn: Chief Legal Officer
Fax: (314) 342-3419
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Schedule II
LIST OF US GUARANTORS

American Land Development, LLC
American Land Holdings of Colorado, LLC
American Land Holdings of Illinois, LLC
American Land Holdings of Indiana, LLC
American Land Holdings of Kentucky, LLC
American Land Holdings of West Virginia, LLC
Arid Operations Inc.
Big Ridge, Inc.
Big Sky Coal Company
Black Hills Mining Company, LLC
BTU Empire Company, LLC
BTU Western Resources, Inc.
Caballo Coal, LLC
Caballo Grande, LLC
Caseyville Dock Company, LLC
Central States Coal Reserves of Illinois, LLC
Central States Coal Reserves of Indiana, LLC
Century Mineral Resources, Inc.
Coal Reserve Holding Limited Liability Company No. 1
COALSALES II, LLC
Colorado Yampa Coal Company
Conservancy Resources, LLC
Cottonwood Land Company
Cyprus Creek Land Company
Cyprus Creek Land Resources, LLC
Dyson Creek Coal Company, LLC
Dyson Creek Mining Company, LLC
El Segundo Coal Company, LLC
Elkland Holdings, LLC
Falcon Coal Company, LLC
Gallo Finance Company
Gold Fields Chile, LLC
Gold Fields Mining, LLC
Gold Fields Ortiz, LLC
Hayden Gulch Terminal, LLC
Highwall Mining Services Company
Hillside Recreational Lands, LLC
HMC Mining, LLC
Illinois Land Holdings, LLC
Independence Material Handling, LLC
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James River Coal Terminal, LLC
Juniper Coal Company
Kayenta Mobile Home Park, Inc.
Kentucky Syngas, LLC
Lively Grove Energy, LLC
Lively Grove Energy Partners, LLC
Marigold Electricity, LLC
Midco Supply and Equipment Corporation
Midwest Coal Acquisition Corp.
Midwest Coal Reserves of Illinois, LLC
Midwest Coal Reserves of Indiana, LLC
Mustang Energy Company, L.L.C.
New Mexico Coal Resources, LLC
Peabody America, Inc.
Peabody Archveyor, L.L.C.
Peabody Arclar Mining, LLC
Peabody Bear Run Mining, LLC
Peabody Bear Run Services, LLC
Peabody Cardinal Gasification, LLC
Peabody COALSALES, LLC
Peabody COALTRADE, LLC
Peabody COALTRADE International (CTI), LLC
Peabody Colorado Operations, LLC
Peabody Colorado Services, LLC
Peabody Coulterville Mining, LLC
Peabody Development Company, LLC
Peabody Electricity, LLC
Peabody Employment Services, LLC
Peabody Energy Generation Holding Company
Peabody Energy Investments, Inc.
Peabody Energy Solutions, Inc.
Peabody Gateway North Mining, LLC
Peabody Gateway Services, LLC
Peabody Holding Company, LLC
Peabody Illinois Services, LLC
Peabody Indiana Services, LLC
Peabody International Investments, Inc.
Peabody International Services, Inc.
Peabody Investments Corp.
Peabody Midwest Management Services, LLC
Peabody Midwest Mining, LLC
Peabody Midwest Operations, LLC
Peabody Midwest Services, LLC
Peabody Natural Gas, LLC
Peabody Natural Resources Company
F-1-18
Form of Subsidiary Guarantee

Peabody New Mexico Services, LLC
Peabody Operations Holding, LLC
Peabody Powder River Operations, LLC
Peabody Powder River Services, LLC
Peabody PowerTree Investments, LLC
Peabody Recreational Lands, L.L.C.
Peabody Rocky Mountain Management Services, LLC
Peabody Rocky Mountain Services, LLC
Peabody Services Holdings, LLC
Peabody Southwest, LLC
Peabody Southwestern Coal Company
Peabody Terminal Holding Company, Inc.
Peabody Terminals, LLC
Peabody Twentymile Mining, LLC
Peabody Venezuela Coal Corp.
Peabody Venture Fund, LLC
Peabody-Waterside Development, L.L.C.
Peabody Western Coal Company
Peabody Wild Boar Mining, LLC
Peabody Wild Boar Services, LLC
Peabody Wyoming Services, LLC
PEC Equipment Company, LLC
Point Pleasant Dock Company, LLC
Pond River Land Company
Porcupine Production, LLC
Porcupine Transportation, LLC
Powder River Coal, LLC
Riverview Terminal Company
Sage Creek Coal Company, LLC
Sage Creek Holdings, LLC
School Creek Coal Company, LLC
School Creek Coal Resources, LLC
Seneca Coal Company, LLC
Shoshone Coal Corporation
Star Lake Energy Company, L.L.C.
Sugar Camp Properties, LLC
Thoroughbred Generating Company, LLC
Thoroughbred Mining Company, LLC
Twentymile Coal, LLC
West Roundup Resources, LLC
Williams Fork Coal Company, LLC
Wyoming Natural Gas, LLC
F-1-19
Form of Subsidiary Guarantee

Annex 1 to
US Subsidiary Guarantee
          ASSUMPTION AGREEMENT, dated as of                     , 20___, made by                     , a                      [corporation] (the “Additional Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement. The Lenders and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.
W I T N E S S E T H:
          WHEREAS, Peabody Energy Corporation, a Delaware corporation (the “US Borrower”), Peabody Holland B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower,” and together with the US Borrower, the “Borrowers”), the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc., and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers, have entered into a Credit Agreement, dated as of June 18, 2010, (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the US Borrower and certain of its Subsidiaries (other than the Additional Guarantor) have entered into the US Subsidiary Guarantee, dated as of June 18, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Guarantee”) in favor of the Administrative Agent for the benefit of the Credit Parties;
          WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee; and
          WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee.
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.16 of the Guarantee, hereby becomes a party to the Guarantee as a US Guarantor thereunder with the same force and effect as if originally named therein as a US Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a US Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule I to the Guarantee. The Additional Guarantor hereby represents and warrants as to the Additional Guarantor that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (after giving effect to this Assumption Agreement).
F-1-20
Form of Subsidiary Guarantee

          2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:

Name:
Title:
F-1-21
Form of Subsidiary Guarantee

EXHIBIT F-2
FORM OF DUTCH FACILITY GUARANTEE
F-2
Form of Subsidiary Guarantee

EXECUTION VERSION
DUTCH FACILITY GUARANTEE
made by
PEABODY ENERGY CORPORATION,
and certain of its Subsidiaries
in favor of
BANK OF AMERICA, N.A.,
as Administrative Agent
Dated as of June 18, 2010
F-2-1
Form of Subsidiary Guarantee

F-2-2
Form of Subsidiary Guarantee

Page
6.15 Releases	10
6.16 Additional Guarantors	10
6.17 Foreign Currency	10
6.18 Conflict	11

Schedule I	Notice Addresses of Dutch Guarantors

Schedule II	List of Dutch Guarantors

Annex 1	Form of Assumption Agreement
F-2-3
Form of Subsidiary Guarantee

DUTCH FACILITY GUARANTEE
          DUTCH FACILITY GUARANTEE, dated as of June 18, 2010, made by each of the signatories hereto and each entity that may become a Dutch Guarantor (as defined below) as provided in Section 6.16, in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Peabody Energy Corporation, a Delaware corporation (the “US Borrower”), Peabody Holland B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower”, and together with the US Borrower, the “Borrowers”), the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc., and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers. The Lenders holding Dutch Borrower Obligations and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.
WITNESSETH:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Dutch Borrower upon the terms and subject to the conditions set forth therein;
          WHEREAS, the Dutch Borrower is a member of an affiliated group of companies that includes each other Peabody Entity (as defined below);
          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Dutch Borrower to make valuable transfers to one or more of the Dutch Guarantors in connection with the operation of their respective businesses;
          WHEREAS, the Peabody Entities are engaged in related businesses, and each Dutch Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Dutch Borrower under the Credit Agreement that the Dutch Guarantors shall have executed and delivered this Agreement (as defined below) to the Administrative Agent for the ratable benefit of the Credit Parties.
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Dutch Borrower thereunder, each Dutch Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the holders of Dutch Borrower Obligations (as defined below), as follows:
F-2-4
Form of Subsidiary Guarantee

SECTION 1. DEFINED TERMS
     1.1 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     The following terms shall have the following meanings:
     “Agreement”: this Dutch Facility Guarantee, as the same may be amended, supplemented, restated or otherwise modified from time to time.
     “Dutch Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Dutch Borrower Revolving Credit Loans made to the Dutch Borrower and all other obligations and liabilities of the Dutch Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Dutch Borrower Revolving Credit Loans made to the Dutch Borrower and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Dutch Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, or the other Loan Documents entered into by the Dutch Borrower or any Restricted Subsidiary of the Dutch Borrower with any Lender or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Dutch Borrower pursuant to the terms of any of the foregoing agreements).
     “Dutch Guarantor”: each of the signatories hereto (other than the Administrative Agent) and each other entity that becomes a Dutch Guarantor hereunder pursuant to Section 6.16.
     “Dutch Guarantor Obligations”: with respect to any Dutch Guarantor, the collective reference to (i) the Dutch Borrower Obligations and (ii) all obligations and liabilities of such Dutch Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Dutch Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and counsel to the Lenders that are required to be paid by such Dutch Guarantor pursuant to the terms of this Agreement or any other Loan Document to which such Dutch Guarantor is a party).
     “Obligations”: (i) in the case of the Dutch Borrower, the Dutch Borrower Obligations and (ii) in the case of each Dutch Guarantor, its Dutch Guarantor Obligations.
F-2-5
Form of Subsidiary Guarantee

     “Peabody Entity”: the Dutch Borrower and each Dutch Guarantor.
     1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a) Each of the Dutch Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Dutch Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Dutch Borrower Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Dutch Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Dutch Guarantor under applicable laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
          (c) Each Dutch Guarantor agrees that the Dutch Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Dutch Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Credit Parties hereunder.
          (d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Dutch Guarantor Obligations shall have been satisfied by payment in full and the Dutch Borrower Revolving Credit Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Dutch Borrower may be free from any Dutch Borrower Obligations.
          (e) No payment made by the Dutch Borrower, any of the Dutch Guarantors, any other guarantor or any other Person or received or collected by any Credit Party from the Dutch Borrower, any of the Dutch Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Dutch Borrower Obligations shall be deemed to reduce, release or otherwise affect the liability of any Dutch Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Dutch Guarantor in respect of the Dutch Borrower Obligations or any payment received or collected from such Dutch Guarantor in respect of the Dutch Borrower Obligations), remain liable for the Dutch Borrower Obligations up to the maximum liability of such Dutch Guarantor hereunder until the Dutch Borrower Obligations are paid in full and the Dutch Borrower Revolving Credit Commitments are terminated.
F-2-6
Form of Subsidiary Guarantee

     2.2 Right of Contribution. Each Dutch Guarantor hereby agrees that to the extent that a Dutch Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Dutch Guarantor shall be entitled to seek and receive contribution from and against any other Dutch Guarantor hereunder which has not paid its proportionate share of such payment. Each Dutch Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Dutch Guarantor to the Credit Parties, and each Dutch Guarantor shall remain jointly and severally liable to the Credit Parties for the full amount guaranteed by such Dutch Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Dutch Guarantor hereunder or any set-off or application of funds of any Dutch Guarantor by any Credit Party, no Dutch Guarantor shall be entitled to be subrogated to any of the rights of any Credit Party against the Dutch Borrower or any Dutch Guarantor or any collateral security or guarantee or right of offset held by any Credit Party for the payment of the Dutch Borrower Obligations, nor shall any Dutch Guarantor seek or be entitled to seek any contribution or reimbursement from the Dutch Borrower or any other Dutch Guarantor in respect of payments made by such Dutch Guarantor hereunder, until all amounts owing to the Credit Parties by the Dutch Borrower on account of the Dutch Borrower Obligations are paid in full and the Dutch Borrower Revolving Credit Commitments are terminated. If any amount shall be paid to any Dutch Guarantor on account of such subrogation rights at any time when all of the Dutch Borrower Obligations shall not have been paid in full, such amount shall be held by such Dutch Guarantor in trust for the Credit Parties, segregated from other funds of such Dutch Guarantor, and shall, forthwith upon receipt by such Dutch Guarantor, be turned over to the Administrative Agent in the exact form received by such Dutch Guarantor (duly indorsed by such Dutch Guarantor to the Administrative Agent, if required), to be applied against the Dutch Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     2.4 Amendments, etc. with Respect to the Dutch Borrower Obligations. Each Dutch Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Dutch Guarantor and without notice to or further assent by any Dutch Guarantor, any demand for payment of any of the Dutch Borrower Obligations made by any Credit Party may be rescinded by such Credit Party and any of the Dutch Borrower Obligations continued, and the Dutch Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Credit Party for the payment of the Dutch Borrower Obligations may be sold, exchanged, waived, surrendered or released.
     2.5 Guarantee Absolute and Unconditional. Each Dutch Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Dutch Borrower Obligations and notice of or proof of reliance by any Credit Party upon the guarantee contained in this
F-2-7
Form of Subsidiary Guarantee

Section 2 or acceptance of the guarantee contained in this Section 2; the Dutch Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Dutch Borrower and any of the Dutch Guarantors, on the one hand, and the Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Dutch Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Dutch Borrower or any of the Dutch Guarantors with respect to the Dutch Borrower Obligations. Each Dutch Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Dutch Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Credit Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Dutch Borrower or any other Person against any Credit Party, (c) any acts of any legislative body or governmental authority affecting the Dutch Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Dutch Borrower’s property, or by economic, political, regulatory or other events in the countries where the Dutch Borrower is located, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Dutch Borrower or such Dutch Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Dutch Borrower for the Dutch Borrower Obligations, or of such Dutch Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Dutch Guarantor, any Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Dutch Borrower, any other Dutch Guarantor or any other Person or against any guarantee for the Dutch Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Dutch Borrower, any other Dutch Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Dutch Borrower, any other Dutch Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Dutch Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Credit Parties against any Dutch Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall, to the extent permissible at law, continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Dutch Borrower Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Dutch Borrower or any Dutch Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Dutch Borrower or any Dutch Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
F-2-8
Form of Subsidiary Guarantee

     2.7 Payments. Each Dutch Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the United States in U.S. Dollars in immediately available funds at the office of the Administrative Agent at Bank of America N.A., New York, NY, ABA# 026009593, Account No.: 136-621-225-0600, Ref: Peabody Energy or such other office as may be notified to the Dutch Guarantors by the Administrative Agent from time to time.
SECTION 3. REPRESENTATIONS AND WARRANTIES
     3.1 Representations in Credit Agreement. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Dutch Borrower thereunder, each Dutch Guarantor hereby represents and warrants to each Credit Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Dutch Guarantor or to the other Loan Documents to which such Dutch Guarantor is a party, each of which is hereby incorporated herein by reference, mutatis mutandis, are true and correct in all material respects on and as of the date hereof, and the Credit Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Dutch Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Dutch Guarantor’s knowledge.
SECTION 4. COVENANTS
          Each Dutch Guarantor covenants and agrees with the Credit Parties that, from and after the date of this Agreement until the Dutch Borrower Obligations shall have been paid in full and the Dutch Borrower Revolving Credit Commitments shall have terminated:
     4.1 Covenants in Credit Agreement. Such Dutch Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Dutch Guarantor.
SECTION 5. REMEDIAL PROVISIONS
     5.1 Application of Proceeds. The Administrative Agent may apply all or any part of any proceeds of the guarantee set forth in Section 2, to payment of the Dutch Borrower Obligations in such order as set forth in Section 8.03 of the Credit Agreement.
     5.2 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Credit Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Dutch Borrower Obligations, all rights and remedies available to it under any applicable Loan Document or under any applicable law or in equity.
F-2-9
Form of Subsidiary Guarantee

SECTION 6. MISCELLANEOUS
     6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.
     6.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Dutch Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Dutch Guarantor shall be addressed to such Dutch Guarantor at its notice address set forth on Schedule I.
     6.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Credit Parties shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced to any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Credit Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Credit Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Credit Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     6.4 Enforcement Expenses; Indemnification. (a) Each Dutch Guarantor agrees to pay or reimburse each Credit Party for all its reasonable and documented costs and expenses incurred in collecting against such Dutch Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Dutch Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Credit Party and of counsel to the Administrative Agent.
          (b) Each Dutch Guarantor agrees to pay, and to save the Credit Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Dutch Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.
          (c) The agreements in this Section 6.4 shall survive repayment of the Dutch Borrower Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
     6.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Dutch Guarantor and shall inure to the benefit of the Credit Parties and their successors and assigns; provided that no Dutch Guarantor may assign, transfer or delegate any of
F-2-10
Form of Subsidiary Guarantee

its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, unless pursuant to a transaction not prohibited by the Credit Agreement.
     6.6 Set-Off. Each Dutch Guarantor hereby irrevocably authorizes each Credit Party at any time and from time to time pursuant to Section 10.08 of the Credit Agreement, upon any amount becoming due and payable hereunder, without notice to such Dutch Guarantor or any other Dutch Guarantor, any such notice being expressly waived by each Dutch Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Credit Party to or for the credit or the account of such Dutch Guarantor, or any part thereof in such amounts as such Credit Party may elect, against and on account of the Obligations and liabilities of such Dutch Guarantor to such Credit Party hereunder then due and owing and claims of every nature and description of such Credit Party against such Dutch Guarantor then due and owing, in any currency, arising hereunder, under the Credit Agreement or any other Loan Document, as such Credit Party may elect, whether or not such Credit Party has made any demand for payment and although such Obligations, liabilities and claims may be contingent or unmatured. Each Credit Party shall notify such Dutch Guarantor promptly of any such set-off and the application made by such Credit Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party under this Section 6.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Credit Party may have.
     6.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     6.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction with respect to any of the Dutch Guarantors shall, as to such jurisdiction and such Dutch Guarantor, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof with respect to such Dutch Guarantor or any of the other Dutch Guarantors, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or with respect to any of the other Dutch Guarantors in any jurisdiction.
     6.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     6.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Dutch Guarantors and the Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Credit Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
F-2-11
Form of Subsidiary Guarantee

     6.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     6.12 Submission To Jurisdiction; Waivers. Each Dutch Guarantor hereby irrevocably and unconditionally:
     (a) submits for itself in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Dutch Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     6.13 Acknowledgements. Each Dutch Guarantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
     (b) none of the Credit Parties has any fiduciary relationship with or duty to any Dutch Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Dutch Guarantors, on the one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Dutch Guarantors and the Credit Parties.
F-2-12
Form of Subsidiary Guarantee

     6.14 WAIVER OF JURY TRIAL. EACH DUTCH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     6.15 Releases. (a) Upon the Dutch Facility Termination Date, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Dutch Guarantor hereunder shall terminate automatically, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Dutch Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Dutch Guarantor such documents as such Dutch Guarantor shall reasonably request to evidence such termination.
          (b) At such time as a Dutch Guarantor ceases (i) to be a Subsidiary as a result of a transaction not prohibited by the Credit Agreement or (ii) to be required to guarantee the Dutch Borrower Obligations by virtue of the definition of Dutch Facility Guarantor under the Credit Agreement (subject to compliance with Section 6.15 of the Credit Agreement), in each case, subject to (x) the US Borrower having delivered to the Administrative Agent a certificate (a “Release Certificate”) identifying the relevant Dutch Guarantor and certifying that such transaction is not prohibited by the Credit Agreement or as to the basis on which such Subsidiary no longer falls within the definition of Dutch Facility Guarantor (in compliance with Section 6.15 of the Credit Agreement) and (y) the Administrative Agent’s reasonable satisfaction that the circumstances described in clause (i) or (ii) above exist (it being agreed that the Administrative Agent may, but is not obligated to, rely solely on the US Borrower’s Release Certificate in making such determination), the Administrative Agent shall promptly release the Dutch Guarantor from its obligations hereunder pursuant to documentation reasonably acceptable to the Administrative Agent and the US Borrower, at the sole cost and expense of the US Borrower. Notwithstanding the foregoing, the Administrative Agent shall not be required to release a Dutch Guarantor which is a Domestic Subsidiary from its obligations hereunder pursuant to this Section 6.15(b) unless, prior to or concurrently with such release, such Dutch Guarantor is released from its obligations as a guarantor under all Senior Notes Indentures.
     6.16 Additional Guarantors. Each Subsidiary of the US Borrower that elects to become a party to this Agreement or is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Dutch Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
     6.17 Foreign Currency. If the Administrative Agent so notifies a Dutch Guarantor in writing, at the Administrative Agent’s sole and absolute discretion, payments under this Guarantee shall be the Dollar Equivalent of the Guaranteed Obligations or any portion thereof which are denominated in an Alternative Currency, determined as of the date payment is made. If any claim arising under or related to this Guarantee is reduced to judgment and the amount of such judgment is denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated or the currencies payable hereunder (collectively the “Obligations Currency”), for purposes hereof the amount of the judgment shall
F-2-13
Form of Subsidiary Guarantee

be the Obligations Currency equivalent of the judgment in the Judgment Currency, determined as of the date of judgment and calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Administrative Agent in the place of the Administrative Agent’s choice at or about 8:00 a.m. in the jurisdiction of the Obligations Currency on the date for determination specified above. The Dutch Guarantor shall indemnify the Credit Parties and hold the Credit Parties harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Dutch Guarantor and, if the amount of the Obligations Currency so purchased is greater than the amount of the judgment in the Obligations Currency on the date the claim is reduced to judgment (calculated as set forth in the above sentence) as a result of any change in exchange rates between the date of payment of any claim by the Dutch Guarantor and the date such claim is reduced to judgment, the Credit Parties agree to return the amount of any excess to the applicable Dutch Guarantor (or to any other Person who may be entitled thereto under applicable law).
     6.18 Conflict. In the event there is a conflict between the terms of this Agreement and the Credit Agreement, the Credit Agreement shall control.
[SIGNATURE PAGES TO FOLLOW]
F-2-14
Form of Subsidiary Guarantee

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

EACH OF THE DUTCH GUARANTORS LISTED ON SCHEDULE II HERETO
By:
Name:
Title:

Accepted on behalf of the Credit Parties as of the date first above written BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Acknowledged and agreed: PEABODY HOLLAND B.V., a private company organized under the laws of the Netherlands
By:
Name:
Title:
F-2-15
Form of Subsidiary Guarantee

Schedule I
NOTICE ADDRESSES OF DUTCH FACILITY GUARANTORS
To: [Dutch Guarantor]
c/o	Peabody Investments Corp. 701 Market Street St. Louis, Missouri 63101 Attn: Treasurer Fax: (314) 342-7740
with a copy to:
c/o	Peabody Investments Corp. 701 Market Street St. Louis, Missouri 63101 Attn: Chief Legal Officer Fax: (314) 342-3419
F-2-16
Form of Subsidiary Guarantee

Schedule II
LIST OF DUTCH GUARANTORS
F-2-17
Form of Subsidiary Guarantee

Annex 1 to
Dutch Facility Guarantee
          ASSUMPTION AGREEMENT, dated as of                                         , 20___, made by                                         , a                      [corporation] (the “Additional Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement. The Lenders and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.
WITNESSETH:
          WHEREAS, Peabody Energy Corporation, a Delaware corporation (the “US Borrower”), Peabody Holland B.V., a private company organized under the laws of the Netherlands (the “Dutch Borrower,” and together with the US Borrower, the “Borrowers”), the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc., and HSBC Securities (USA) Inc., as Joint Lead Arrangers and Joint Book Managers, have entered into a Credit Agreement, dated as of June 18, 2010, (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the Dutch Borrower and certain Subsidiaries of the US Borrower (other than the Additional Guarantor) have entered into the Dutch Facility Guarantee, dated as of June 18, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Guarantee”) in favor of the Administrative Agent for the benefit of the Credit Parties;
          WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee; and
          WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee.
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.16 of the Guarantee, hereby becomes a party to the Guarantee as a Dutch Guarantor thereunder with the same force and effect as if originally named therein as a Dutch Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Dutch Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule I to the Guarantee. The Additional Guarantor hereby represents and warrants as to the Additional Guarantor that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement), except to the extent that such representations and
F-2-18
Form of Subsidiary Guarantee

warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (after giving effect to this Assumption Agreement).
          2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]
By:
Name:
Title:

F-2-19
Form of Subsidiary Guarantee

EXHIBIT H-1
Form of Opinion of Simpson, Thacher & Bartlett LLP

Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
Bank of America, N.A., as Administrative Agent
   under the Credit Agreement, as hereinafter
   defined (the “Administrative Agent”)
and
The Lenders listed on Schedule I hereto
Re:	Credit Agreement (the “Credit Agreement”), dated as of June 18, 2010, among Peabody Energy Corporation, a Delaware corporation (the “Company”), Peabody Holland B.V. (the “Dutch Borrower”, and together with the Company, the “Borrowers”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as joint lead arrangers and joint book managers, and the several lenders from time to time parties thereto (the “Lenders”).
Ladies and Gentlemen:
          We have acted as counsel to the Company and the subsidiaries of the Company named on Schedule II attached hereto (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Borrowers and the Subsidiary Guarantors being referred to herein collectively as the “Loan Parties”) in connection with the preparation, execution and delivery of the following documents:
          (a) the Credit Agreement;
          (b) the Notes dated the date hereof delivered to the Lenders; and
          (c) the US Subsidiary Guaranty.
H-1-1
Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Loan Documents.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(a)(v) of the Credit Agreement.
          In connection with this opinion, we have examined:
(A)	the Credit Agreement, signed by the Company and the Administrative Agent and certain of the Lenders; and
(B)	each other Loan Document, signed by each Loan Party a party thereto.
In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Loan Parties, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In addition, we have examined, and have relied as to certain matters of fact upon the representations made in the Loan Documents.
          Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
H-1-2
Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
          1. Each of the Loan Parties (other than the Loan Parties listed on Schedule III hereto (the “Non-Delaware Loan Parties”)) (a) is validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate, limited liability or limited partnership power and authority to execute and deliver each of the Loan Documents to which it is a party and to borrow and perform its obligations thereunder and (c) has duly authorized, executed and delivered each Loan Document to which it is a party.
          2. Assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, the execution and delivery by each Loan Party of the Loan Documents to which it is a party, borrowings by the Borrowers in accordance with the terms of the Credit Agreement and performance by each Loan Party of its payment obligations under the Loan Documents to which such Loan Party is a party (a) do not and will not result in any violation of any federal or New York statute or the Delaware General Corporation Law or the Delaware Limited Liability Act or the Delaware Revised Uniform Limited Partnership Act or any rule or regulation issued pursuant to any federal or New York statute or the Delaware General Corporation Law or the Delaware Limited Liability Act or the Delaware Revised Uniform Limited Partnership Act or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in the property of any Loan Party pursuant to the terms of any agreement identified on Schedule IV hereto.
          3. No consent, approval, authorization, order, filing, registration or qualification of or with any federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law, the Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act is required for the execution and delivery by any Loan Party of the Loan Documents to which it is a party or the performance by any Loan Party of its payment obligations under the Loan Documents to which such Loan Party is a party.
          4. Assuming that each of the Loan Documents is a valid and legally binding obligation of each of the parties thereto other than the Loan Parties and assuming that (a) each of the Non-Delaware Loan Parties is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Loan Documents to which it is a party in accordance with its organizational documents, (b) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not violate the laws of the jurisdiction in which it is organized or any other applicable laws (excepting the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States) and (c) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not constitute a breach or violation of any agreement or instrument which is binding upon such Loan Party (except that we do not make the assumption in the foregoing clause (c) with respect to the agreements that are the subject of opinion paragraph 2 of this letter), each Loan Document constitutes the valid and legally binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms.
H-1-3
Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
          5. To our knowledge, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which the Company is a party or to which the business, assets or property of the Company is subject, and no such action, suit or proceeding is threatened to which the Company or the business, assets or property of the Company would be subject, that in either case questions the validity of the Loan Documents.
          6. Neither of the Borrowers nor any Subsidiary Guarantor is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.
          7. Assuming that the Borrowers will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Company and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          Our opinion in paragraph 4 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.
          We note that (A) a New York statute provides that with respect to a foreign currency obligation a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (B) with respect to a foreign currency obligation a United States federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.
          We express no opinion with respect to:
     (A) any matters subject to the Coal Act or the Black Lung Act, and the rules and regulations promulgated thereunder;
H-1-4
Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
     (B) the effect of any provision of the Loan Documents which is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;
     (C) the effect of any provision of the Loan Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;
     (D) the effect of any provision of the Loan Documents imposing penalties or forfeitures;
     (E) the enforceability of any provision of the Loan Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and
     (F) the effect of any provision of the Loan Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.
          In connection with the provisions of the Loan Documents whereby any Loan Party submits to the jurisdiction of the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Loan Documents which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States district court has discretion to transfer an action from one federal court to another.
          With respect to certain matters of Dutch law, we understand that you are relying on the opinion of Baker McKenzie Amsterdam N.V. dated the date hereof.
          With respect to certain matters of Illinois law, we understand that you are relying on the opinion of Thompson Coburn LLP dated the date hereof.
H-1-5
Form of Opinion of Simpson, Thacher & Bartlett LLP

June 18, 2010
          With respect to certain matters of Indiana law, we understand that you are relying on the opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP, dated the date hereof.
          With respect to certain matters with respect to the Loan Parties, we understand that you are relying on the opinion of Kenneth L. Wagner, Vice President, Assistant General Counsel and Assistant Secretary of the Company, dated the date hereof.
          We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.
          This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.
Very truly yours,
SIMPSON THACHER & BARTLETT LLP
H-1-6
Form of Opinion of Simpson, Thacher & Bartlett LLP

Schedule I
The Lenders
1. Bank Leumi USA
2. Bank of America, N.A.
3. Bank of Tokyo Mitsubishi UFJ, Ltd. (The)
4. Barclays Bank PLC
5. Bank of Montreal, Chicago Branch
6. BNP Paribas
7. Branch Banking & Trust Company
8. Caterpillar Financial Services Corporation
9. Citibank, N.A.
10. City National Bank
11. Comerica Bank
12. Commonwealth Bank of Australia
13. Crédit Industriel et Commercial
14. Compass Bank
15. Credit Agricole Corporate and Investment Bank
16. Fifth Third Bank, an Ohio Banking Corporation
17. Governor & Company of the Bank of Ireland (The)
18. HSBC Bank USA National Association
19. Hua Nan Commercial Bank, Ltd. New York Agency
20. JP Morgan Chase Bank, N.A.
21. Mega International Commercial Bank Co., Ltd. New York Branch
22. Morgan Stanley Bank, N.A.
23. Nanyang Commercial Bank, Ltd.
24. National Australia Bank Limited
25. Oversea-Chinese Banking Corporation Limited, New York Agency
26. People’s United Bank
27. PNC Bank, National Association
28. Royal Bank of Scotland plc (The)
29. Société Générale
30. Sovereign Bank
31. Standard Chartered Bank
32. Sumitomo Mitsui Banking Corporation, New York
33. State Bank of India (California), Los Angeles Branch
34. UMB Bank, N.A.
35. UniCredit Bank AG, New York Branch
36. Union Bank, N.A.
37. United Overseas Bank Limited, New York Agency
38. U.S. Bank National Association
39. Wells Fargo Bank, N.A.
40. Westpac Banking Corporation
41. Wing Lung Bank Ltd., Los Angeles Branch
H-1-7
Form of Opinion of Simpson, Thacher & Bartlett LLP

Schedule II
Subsidiary Guarantors
American Land Development, LLC
American Land Holdings of Colorado, LLC
American Land Holdings of Illinois, LLC
American Land Holdings of Indiana, LLC
American Land Holdings of Kentucky, LLC
American Land Holdings of West Virginia, LLC
Arid Operations Inc.
Big Ridge, Inc.
Big Sky Coal Company
Black Hills Mining Company, LLC
BTU Empire Company, LLC
BTU Western Resources, Inc.
Caballo Coal, LLC
Caballo Grande, LLC
Caseyville Dock Company, LLC
Central States Coal Reserves of Illinois, LLC
Central States Coal Reserves of Indiana, LLC
Century Mineral Resources, Inc.
Coal Reserve Holding Limited Liability Company No. 1
COALSALES II, LLC
Colorado Yampa Coal Company
Conservancy Resources, LLC
Cottonwood Land Company
Cyprus Creek Land Company
Cyprus Creek Land Resources, LLC
Dyson Creek Coal Company, LLC
Dyson Creek Mining Company, LLC
El Segundo Coal Company, LLC
Elkland Holdings, LLC
Falcon Coal Company, LLC
Gallo Finance Company
Gold Fields Chile, LLC
Gold Fields Mining, LLC
Gold Fields Ortiz, LLC
Hayden Gulch Terminal, LLC
Highwall Mining Services Company
Hillside Recreational Lands, LLC
HMC Mining, LLC
H-1-8
Form of Opinion of Simpson, Thacher & Bartlett LLP

Illinois Land Holdings, LLC
Independence Material Handling, LLC
James River Coal Terminal, LLC
Juniper Coal Company
Kayenta Mobile Home Park, Inc.
Kentucky Syngas, LLC
Lively Grove Energy, LLC
Lively Grove Energy Partners, LLC
Marigold Electricity, LLC
Midco Supply and Equipment Corporation
Midwest Coal Acquisition Corp.
Midwest Coal Reserves of Illinois, LLC
Midwest Coal Reserves of Indiana, LLC
Mustang Energy Company, L.L.C.
New Mexico Coal Resources, LLC
Peabody America, Inc.
Peabody Archveyor, L.L.C.
Peabody Arclar Mining, LLC
Peabody Bear Run Mining, LLC
Peabody Bear Run Services, LLC
Peabody Cardinal Gasification, LLC
Peabody COALSALES, LLC
Peabody COALTRADE, LLC
Peabody COALTRADE International (CTI), LLC
Peabody Colorado Operations, LLC
Peabody Colorado Services, LLC
Peabody Coulterville Mining, LLC
Peabody Development Company, LLC
Peabody Electricity, LLC
Peabody Employment Services, LLC
Peabody Energy Generation Holding Company
Peabody Energy Investments, Inc.
Peabody Energy Solutions, Inc.
Peabody Gateway North Mining, LLC
Peabody Gateway Services, LLC
Peabody Holding Company, LLC
Peabody Illinois Services, LLC
Peabody Indiana Services, LLC
Peabody International Investments, Inc.
Peabody International Services, Inc.
Peabody Investments Corp.
Peabody Midwest Management Services, LLC
Peabody Midwest Mining, LLC
H-1-9
Form of Opinion of Simpson, Thacher & Bartlett LLP

Peabody Midwest Operations, LLC
Peabody Midwest Services, LLC
Peabody Natural Gas, LLC
Peabody Natural Resources Company
Peabody New Mexico Services, LLC
Peabody Operations Holding, LLC
Peabody Powder River Operations, LLC
Peabody Powder River Services, LLC
Peabody PowerTree Investments, LLC
Peabody Recreational Lands, L.L.C.
Peabody Rocky Mountain Management Services, LLC
Peabody Rocky Mountain Services, LLC
Peabody Services Holdings, LLC
Peabody Southwest, LLC
Peabody Southwestern Coal Company
Peabody Terminal Holding Company, Inc.
Peabody Terminals, LLC
Peabody Twentymile Mining, LLC
Peabody Venezuela Coal Corp.
Peabody Venture Fund, LLC
Peabody-Waterside Development, L.L.C.
Peabody Western Coal Company
Peabody Wild Boar Mining, LLC
Peabody Wild Boar Services, LLC
Peabody Wyoming Services, LLC
PEC Equipment Company, LLC
Point Pleasant Dock Company, LLC
Pond River Land Company
Porcupine Production, LLC
Porcupine Transportation, LLC
Powder River Coal, LLC
Riverview Terminal Company
Sage Creek Coal Company, LLC
Sage Creek Holdings, LLC
School Creek Coal Company, LLC
School Creek Coal Resources, LLC
Seneca Coal Company, LLC
Shoshone Coal Corporation
Star Lake Energy Company, L.L.C.
Sugar Camp Properties, LLC
Thoroughbred Generating Company, LLC
Thoroughbred Mining Company, LLC
Twentymile Coal, LLC
H-1-10
Form of Opinion of Simpson, Thacher & Bartlett LLP

West Roundup Resources, LLC
Williams Fork Coal Company, LLC
Wyoming Natural Gas, LLC
H-1-11
Form of Opinion of Simpson, Thacher & Bartlett LLP

Schedule III
Non-Delaware Loan Parties
Big Ridge, Inc.
Black Hills Mining Company, LLC
Century Mineral Resources, Inc.
Falcon Coal Company, LLC
Illinois Land Holdings, LLC
Midco Supply and Equipment Corporation
Peabody Arclar Mining, LLC
Peabody Midwest Mining, LLC
Sugar Camp Properties, LLC
H-1-12
Form of Opinion of Simpson, Thacher & Bartlett LLP

Schedule IV
Agreements
          1. The Indenture (as supplemented), dated as of March 21, 2003, among Peabody, the guarantors named therein and U.S. Bank National Association, as trustee, for the 6 7/8% Senior Notes due 2013.
          2. The Indenture (as supplemented), dated as of March 19, 2004, among Peabody, the guarantors named therein and U.S. Bank National Association, as trustee, for the 5 7/8% Senior Notes due 2016.
          3. The Indenture (as supplemented), dated as of October 12, 2006, among Peabody, the guarantors named therein and U.S. Bank National Association, as trustee, for the 7 3/8% Senior Notes due 2016.
          4. The Indenture (as supplemented), dated as of October 12, 2006, among Peabody, the guarantors named therein and U.S. Bank, National Association, as trustee, for the 7 7/8% Senior Notes due 2026.
          5. The Subordinated Indenture (as supplemented by the First Supplement Indenture dated December 20, 2006), dated as of December 20, 2006, between Peabody and U.S. Bank National Association, as trustee, for the 4.75% Convertible Junior Subordinated Debentures due 2066.
H-1-13
Form of Opinion of Simpson, Thacher & Bartlett LLP

EXHIBIT H-2
Form of Opinion of Kenneth L. Wagner, Esq.

Form of Opinion of Kenneth L. Wagner, Esq.

June 18, 2010
Bank of America, N.A., as Administrative Agent
     under the Credit Agreement, as hereinafter
     defined (the “Administrative Agent”)
and
The Lenders listed on Schedule I hereto

Re:	Credit Agreement (the “Credit Agreement”), dated as of June [18], 2010, among Peabody Energy Corporation, a Delaware corporation (the “Company”), Peabody Holland B.V. (the “Dutch Borrower”; and together with the Company, the “Borrowers”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc., as joint lead arrangers and joint book managers, and the several lenders from time to time parties thereto (the “Lenders”).

Ladies and Gentlemen:
I am Vice President, Assistant General Counsel and Assistant Secretary of the Company. I have supervised the corporate proceedings of the Company and each of the subsidiaries of the Company named on Schedule II attached hereto (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Borrowers and the Subsidiary Guarantors being referred to herein collectively as the “Loan Parties”), in connection with the preparation, execution and delivery of the following documents:
a.	the Credit Agreement;

b.	the Notes dated the date hereof delivered to the Lenders, and

c.	the US Subsidiary Guarantee.
The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Loan Documents.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.01(a)(vi) of the Credit Agreement.
H-2-1
Form of Opinion of Kenneth L. Wagner, Esq.

June 18, 2010
In connection with this opinion, I have examined:
(A)	the Credit Agreement; and

(B)	each other Loan Document.
In addition, I have also examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Loan Parties, and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.
I have assumed in rendering the opinion set forth below: (a) that the Loan Documents have been duly authorized by each party thereto and that the Loan Documents have been validly executed and delivered by and are the valid and binding obligation of each party thereto enforceable against such party in accordance with its terms; (b) that the execution, delivery and performance of the Agreement by each party thereto other than the Company does not contravene or conflict with such party’s articles of incorporation or bylaws or other organizational documents or contravene or conflict with any law or regulation binding upon such party; (c) that each party to the Loan Documents has acted in good faith in executing and delivering the Loan Documents; (d) that the Loan Documents and the Other Agreement (as defined below) would be enforced as written; (e) that the Loan Parties will not in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would constitute a breach or default under the Other Agreement; and (f) that all parties to the Loan Documents will act in accordance with, and refrain from taking any action that is forbidden by, the terms and conditions of the Other Agreement. For purposes of this opinion letter, “Other Agreement” means the Second Amended and Restated Receivables Purchase Agreement, dated as of December 15, 2009, by and among P&L Receivables Company, LLC, the Company, the sub-servicers named therein, Market Street Funding LLC, the LC Participants named therein and PNC Bank, National Association, as Administrator and as LC Bank.
Additionally, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. As to questions of fact material to this opinion, I have relied upon certificates of public officials and of officers and representatives of the Loan Parties. In addition, I have examined, and have relied as to certain matters of fact upon, the representations made in the Loan Documents.
When a statement herein is qualified by the phrase “to my knowledge”, it is intended to indicate that no information that would give current actual knowledge of the inaccuracy of such statement has come to my attention.
H-2-2
Form of Opinion of Kenneth L. Wagner, Esq.

June 18, 2010
I am a member of the Bar of the State of Missouri and, accordingly, I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri and the federal laws of the United States of America, each as currently in effect.
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the execution and delivery by each Loan Party of the Loan Documents to which it is a party, borrowings by the Borrowers in accordance with the terms of the Loan Documents and performance of their payment obligations thereunder will not breach or result in a default under or result in the creation of any lien upon or security interest in the Loan Parties’ properties pursuant to the terms of the Other Agreement.
In addition, I advise you that to my knowledge there are no legal actions, suits or proceedings pending or overtly threatened in writing, in arbitration or before any court or other governmental authority, that name any Loan Party and are specifically directed to any Loan Party or its property (a) that question the validity of the Loan Documents or (b) other than as described in the Company’s reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission, that, so far as the Company can now foresee considering their probability of success, could reasonably be expected to result in a Material Adverse Effect.
This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent. At your request, I hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to (to the extent required) in accordance with the express provisions of Section 10.6 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which I may later become aware, (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time and (iv) I may revoke my consent to such reliance at any time by notice to the Lenders then party to the Credit Agreement, so long as such notice is accompanied by a replacement opinion letter addressing the matters covered in this opinion letter in a manner reasonably satisfactory to such Lenders.

Very truly yours, Kenneth L. Wagner
H-2-3
Form of Opinion of Kenneth L. Wagner, Esq.

Schedule I
The Lenders
1. Bank Leumi USA
2. Bank of America, N.A.
3. Bank of Tokyo Mitsubishi UFJ, Ltd. (The)
4. Barclays Bank PLC
5. Bank of Montreal, Chicago Branch
6. BNP Paribas
7. Branch Banking & Trust Company
8. Caterpillar Financial Services Corporation
9. Citibank, N.A.
10. City National Bank
11. Comerica Bank
12. Commonwealth Bank of Australia
13. Crédit Industriel et Commercial
14. Compass Bank
15. Credit Agricole Corporate and Investment Bank
16. Fifth Third Bank, an Ohio Banking Corporation
17. Governor & Company of the Bank of Ireland (The)
18. HSBC Bank USA National Association
19. Hua Nan Commercial Bank, Ltd. New York Agency
20. JP Morgan Chase Bank, N.A.
21. Mega International Commercial Bank Co., Ltd. New York Branch
22. Morgan Stanley Bank, N.A.
23. Nanyang Commercial Bank, Ltd.
24. National Australia Bank Limited
25. Oversea-Chinese Banking Corporation Limited, New York Agency
26. People’s United Bank
27. PNC Bank, National Association
28. Royal Bank of Scotland plc (The)
29. Société Générale
30. Sovereign Bank
31. Standard Chartered Bank
32. Sumitomo Mitsui Banking Corporation, New York
33. State Bank of India (California), Los Angeles Branch
34. UMB Bank, N.A.
35. UniCredit Bank AG, New York Branch
36. Union Bank, N.A.
37. United Overseas Bank Limited, New York Agency
38. U.S. Bank National Association
39. Wells Fargo Bank, N.A.
40. Westpac Banking Corporation
41. Wing Lung Bank Ltd., Los Angeles Branch
H-2-4
Form of Opinion of Kenneth L. Wagner, Esq.

Schedule II
Subsidiary Guarantors
American Land Development, LLC
American Land Holdings of Colorado, LLC
American Land Holdings of Illinois, LLC
American Land Holdings of Indiana, LLC
American Land Holdings of Kentucky, LLC
American Land Holdings of West Virginia, LLC
Arid Operations Inc.
Big Ridge, Inc.
Big Sky Coal Company
Black Hills Mining Company, LLC
BTU Empire Company, LLC
BTU Western Resources, Inc.
Caballo Coal, LLC
Caballo Grande, LLC
Caseyville Dock Company, LLC
Central States Coal Reserves of Illinois, LLC
Central States Coal Reserves of Indiana, LLC
Century Mineral Resources, Inc.
Coal Reserve Holding Limited Liability Company No. 1
COALSALES II, LLC
Colorado Yampa Coal Company
Conservancy Resources, LLC
Cottonwood Land Company
Cyprus Creek Land Company
Cyprus Creek Land Resources, LLC
Dyson Creek Coal Company, LLC
Dyson Creek Mining Company, LLC
El Segundo Coal Company, LLC
Elkland Holdings, LLC
Falcon Coal Company, LLC
Gallo Finance Company
Gold Fields Chile, LLC
Gold Fields Mining, LLC
Gold Fields Ortiz, LLC
Hayden Gulch Terminal, LLC
Highwall Mining Services Company
Hillside Recreational Lands, LLC
HMC Mining, LLC
Illinois Land Holdings, LLC
Independence Material Handling, LLC
H-2-5
Form of Opinion of Kenneth L. Wagner, Esq.

James River Coal Terminal, LLC
Juniper Coal Company
Kayenta Mobile Home Park, Inc.
Kentucky Syngas, LLC
Lively Grove Energy, LLC
Lively Grove Energy Partners, LLC
Marigold Electricity, LLC
Midco Supply and Equipment Corporation
Midwest Coal Acquisition Corp.
Midwest Coal Reserves of Illinois, LLC
Midwest Coal Reserves of Indiana, LLC
Mustang Energy Company, L.L.C.
New Mexico Coal Resources, LLC
Peabody America, Inc.
Peabody Archveyor, L.L.C.
Peabody Arclar Mining, LLC
Peabody Bear Run Mining, LLC
Peabody Bear Run Services, LLC
Peabody Cardinal Gasification, LLC
Peabody COALSALES, LLC
Peabody COALTRADE, LLC
Peabody COALTRADE International (CTI), LLC
Peabody Colorado Operations, LLC
Peabody Colorado Services, LLC
Peabody Coulterville Mining, LLC
Peabody Development Company, LLC
Peabody Electricity, LLC
Peabody Employment Services, LLC
Peabody Energy Generation Holding Company
Peabody Energy Investments, Inc.
Peabody Energy Solutions, Inc.
Peabody Gateway North Mining, LLC
Peabody Gateway Services, LLC
Peabody Holding Company, LLC
Peabody Illinois Services, LLC
Peabody Indiana Services, LLC
Peabody International Investments, Inc.
Peabody International Services, Inc.
Peabody Investments Corp.
Peabody Midwest Management Services, LLC
Peabody Midwest Mining, LLC
Peabody Midwest Operations, LLC
Peabody Midwest Services, LLC
Peabody Natural Gas, LLC
Peabody Natural Resources Company
Peabody New Mexico Services, LLC
H-2-6
Form of Opinion of Kenneth L. Wagner, Esq.

Peabody Operations Holding, LLC
Peabody Powder River Operations, LLC
Peabody Powder River Services, LLC
Peabody PowerTree Investments, LLC
Peabody Recreational Lands, L.L.C.
Peabody Rocky Mountain Management Services, LLC
Peabody Rocky Mountain Services, LLC
Peabody Services Holdings, LLC
Peabody Southwest, LLC
Peabody Southwestern Coal Company
Peabody Terminal Holding Company, Inc.
Peabody Terminals, LLC
Peabody Twentymile Mining, LLC
Peabody Venezuela Coal Corp.
Peabody Venture Fund, LLC
Peabody-Waterside Development, L.L.C.
Peabody Western Coal Company
Peabody Wild Boar Mining, LLC
Peabody Wild Boar Services, LLC
Peabody Wyoming Services, LLC
PEC Equipment Company, LLC
Point Pleasant Dock Company, LLC
Pond River Land Company
Porcupine Production, LLC
Porcupine Transportation, LLC
Powder River Coal, LLC
Riverview Terminal Company
Sage Creek Coal Company, LLC
Sage Creek Holdings, LLC
School Creek Coal Company, LLC
School Creek Coal Resources, LLC
Seneca Coal Company, LLC
Shoshone Coal Corporation
Star Lake Energy Company, L.L.C.
Sugar Camp Properties, LLC
Thoroughbred Generating Company, LLC
Thoroughbred Mining Company, LLC
Twentymile Coal, LLC
West Roundup Resources, LLC
Williams Fork Coal Company, LLC
Wyoming Natural Gas, LLC
H-2-7
Form of Opinion of Kenneth L. Wagner, Esq.

EXHIBIT H-3
Form of Opinion of Baker & McKenzie Amsterdam N.V.

Form of Opinion of Baker & McKenzie Amsterdam N.V.

Bank of America, N.A., as Administrative Agent under the Credit Agreement, as hereinafter defined 100 Federal Street Boston, Massachusetts 02110	F.L. Tanke Office: +31 20 551 7508
and
The Lenders listed on Schedule 1 attached hereto
June 18, 2010
22219407-32/871539.3/FLT
Re: Peabody Holland B.V.
Dear Sirs,
We are acting as special Dutch legal counsel to Peabody Holland B.V., a company incorporated under the laws of the Netherlands with its principal offices at Strawinskylaan 3105, 1077 ZX, Amsterdam, the Netherlands (the “Company”) for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with a CREDIT AGREEMENT among inter alia Peabody Energy Corporation and the Company as borrowers, Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Banc of America Securities LLC, Citigroup Global Markets, Inc. and HSBC Securities (USA) Inc. as Joint Lead Arrangers and Joint Book Managers and the Other Lenders Party thereto (the “Credit Agreement”).
For the purposes of this opinion, we have examined, and relied with your consent solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the “Documents”):
a)	the Credit Agreement;
b)	a closing certificate, dated June 18, 2010, executed on behalf of the Company by 18 June 2010 (the “Closing Certificate”);
c)	the written resolutions of the board of managing directors (bestuur) of the Company, dated 16 June 2010, inter alia, authorising the execution by the Company of the Documents (the “Board Resolution”);
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

d)	the written resolutions of the shareholders of the Company, dated [•] June 2010, inter alia, authorising the execution by the Company of the Documents (the “Shareholder’s Resolution”);
e)	the excerpt, dated 18 June 2010, from the Commercial Register of the Chamber of Commerce for Amsterdam (the “Chamber of Commerce”) regarding the registration of the Company with the Chamber of Commerce under number 34257821, confirmed by telephone on the date hereof to be up-to-date (the “Company Excerpt”);
f)	the deed of incorporation (akte van oprichting) of the Company, dated 11 October 2006 (the “Deed of Incorporation”), which, according to the Company Excerpt, are the current articles of association of the Company being in force on the date hereof; and
g)	the power of attorney granted by the board of managing directors (bestuur) of the Company and incorporated in the Board Resolution authorising each of Mr. Walter Leroy Hawkins, managing director of the Company and Senior Vice President and Treasurer of Peabody Energy Corporation, born in Bourne, Massachusetts, United States of America on August 7, 1958, residing at 625 Skinker Boulevard, 1203, St. Louis, Missouri 63105 and holder of a US passport with number 204763848, Mr. Matthew S. Davis, Assistant Treasurer of Peabody Energy Corporation, born in St. Louis, Missouri, United States of America on August 12, 1976, residing at 12530 Sunset Drive, St. Louis, Missouri 63128 and holder of a US passport with number 216926022 and Mr. Kenneth L. Wagner, Vice President, Assistant General Counsel and Assistant Secretary of Peabody Energy Corporation, born in McPherson, Kansas, United States of America on October 13, 1956, residing at 13 Dogwood Lane, St. Louis, Missouri 63124 and holder of a US passport with number 456036087, acting individually to execute and deliver the Credit Agreement and the Closing Certificate to which the Company is a party on behalf of the Company (the “Power of Attorney”).
The documents under c) through g) are hereinafter collectively referred to as the “Corporate Documents”. The Board Resolution and Shareholder’s Resolution are hereinafter collectively referred to as the “Resolutions”.
Words importing the plural include the singular and vice versa.
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.
In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:
(i)	the genuineness of all signatures on all documents or on the originals thereof;
(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;
(iii)	that each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;
(iv)	the power, capacity (corporate, regulatory and otherwise) and authority of all parties (other than the Company) to enter into and perform their obligations under the Documents and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any of the parties;
(v)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Documents, (b) their lawful execution, (c) the parties thereto (including the Company) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including the Company) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated thereby or (f) the creation of valid and legally binding obligations of all parties to the Documents (including the Company) and (g) that such obligations are enforceable against such parties in accordance with their respective terms;
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

(vi)	that the obligations under the Credit Agreement which are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;
(vii)	the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby at the date hereof and that the Resolutions and the Power of Attorney and any other powers of attorney used in relation to the Document have not been and will not be amended, superseded, repealed, rescinded or annulled;
(viii)	that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Company on the basis of which a court may dissolve the Company, it being hereby confirmed that on the face of the Deed of Incorporation it does not appear that the Deed of Incorporation is not a valid notarial deed or that there were any defects in the incorporation of the Company;
(ix)	that the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;
(x)	that under the laws of the State of New York to which the Credit Agreement is expressed to be subject and under all other relevant laws (other than those of the Netherlands):
(a)	the Credit Agreement constitutes and will at all times constitute valid and legally binding obligations of all parties thereto (including the Company), enforceable against such parties in accordance with its terms;

(b)	the choice of the laws of the State of New York as the governing law of the Credit Agreement is a valid and legally binding selection;
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

(c)	the submission by the Company to the jurisdiction of the courts of the State of New York and Federal Court sitting in the City of New York is valid and binding upon the Company;
(d)	the appointment by the Company of the process agent pursuant to the Credit Agreement as its authorised agent upon whom documents may be served constitutes a valid, binding and effective appointment;
(xi)	that (1) the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surséance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets, (4) the Company has not been subjected to emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht), (5) no decision has been taken to dissolve (ontbinden) the Company by (a) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (b) the competent Court (rechtbank) under article 21 book 2 of the Dutch Civil Code.

Although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from (a) the Bankruptcy Clerk Office (faillissementsgriffie) of the court of Amsterdam (being the competent court in view of the Company’s corporate seat being at Amsterdam) and (b) the Chamber of Commerce;

(xii)	that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency, if such laws are not the laws of the Netherlands, such power of attorney authorizes such attorney-in-fact to bind the Company towards the other party or parties thereto;

(xiii)	that no commitment in respect of, or a loan to the Company shall be granted or assigned in a principal amount of less than EUR 50,000 or its equivalent at the time of the grant or assignment;
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

(xiv)	that unless permitted pursuant to article 2:207c of the Dutch Civil Code, none of the indebtedness, covenants, liabilities, undertakings, security interests or guarantees, created or granted by the Company under the Documents has been made, incurred or granted whether alone or jointly with others as principal guarantor or otherwise in whatever name or style, with a view to the subscription, payment of or acquisition of any of the shares in the Company or in any direct or indirect parent company of the Company or to refinance any indebtedness incurred for such subscription or acquisition;

(xv)	that all parties have entered or will enter into the Credit Agreement to which they are expressed to be a party from time to time for bona fide commercial reasons and on arm’s length terms;

(xvi)	that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

(xvii)	that the Company has and will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the “EU Insolvency Regulation”) in the Netherlands; and

(xviii)	that the Company has not nor will have an “establishment” (as defined in Article 2(h) of the EU Insolvency Regulation) outside of the Netherlands.
We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.
We do not express an opinion on matters of fact, matters of law of any jurisdiction other than the Netherlands, tax (except for the opinion expressed in paragraph 6. below) and anti-trust law and international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (but not including anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is being given on commercial, accounting, tax (except for the opinion expressed in paragraph 6. below) or other non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.
H-3-6
Form of Opinion of Baker & McKenzie Amsterdam N.V.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:
1.	The Company is a corporation duly incorporated, organised and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the corporate power and capacity to enter into, to execute and to deliver the Credit Agreement and the Closing Certificate and to undertake and perform the obligations expressed to be assumed by it thereunder.
2.	The Company has not failed to take any necessary corporate action in connection with its authorization, execution and delivery of the Credit Agreement and the Closing Certificate, the absence of which may give the Company the right to assert against contracting third parties acting in good faith that it has not validly entered into the Credit Agreement and the Closing Certificate.
3.	The Credit Agreement and the Closing Certificate have been duly executed on behalf of the Company and the Credit Agreement will constitute the valid and legally binding obligations of the Company enforceable against it, in accordance with its respective terms.
4.	No consent, approval, authorisation of or registration, declaration or filing with, any governmental authority, including currency exchange control authorities, if any, in the Netherlands is required in connection with the execution and delivery by the Company of the Credit Agreement or its respective performance of or compliance with the respective terms, provisions and conditions thereof.
5.	It is not necessary under the laws of the Netherlands to file, register or otherwise record in any public office or elsewhere in the Netherlands the Credit Agreement in order to ensure the legality, validity, enforceability or admissibility in evidence of the Credit Agreement or other documents relating thereto.
6.	No stamp duty, registration tax or similar documentary tax or charge is required to be paid in the Netherlands in respect of the execution and delivery of the Credit Agreement.
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

7.	There are no foreign currency restrictions (deviezenbeperkingen) under the laws of the Netherlands on the payment by the Company of any sums due under the Credit Agreement.
8.	Under the laws of the Netherlands, the Company is subject to civil and commercial law with respect to its obligations under the Credit Agreement, and the entry into and performance by the Company of the Credit Agreement constitutes its private and commercial acts; in any legal proceedings in the Netherlands in relation to the Credit Agreement neither the Company nor any of its property or assets enjoy any rights of sovereign or other immunity from legal proceedings, the execution of judgments, attachments prior to judgment or otherwise.
9.	The choice of laws of the state of New York to govern the Credit Agreement is a valid and legally binding selection and the submission thereunder by the Company to the jurisdiction of the courts in New York, United States of America, is valid and legally binding on the Company and would be upheld by Dutch courts.

However, a competent court in the Netherlands, in any matter in which a plaintiff seeks provisional measures in summary proceedings (kort geding) within the meaning of article 254 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering) or preliminary decision (voorlopige voorziening) within the meaning of article 223 of the Dutch Code of Civil Procedure may assume jurisdiction, notwithstanding a contractual provision to the contrary. Furthermore, notwithstanding any contractual provision to the contrary, the jurisdiction of Dutch courts may arise in the context of an attachment against the Company or any of its assets.
10.	There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and the Netherlands. Therefore, a final judgment against the Company rendered by any New York State court or Federal Court sitting in the City of New York State would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a New York State or Federal court sitting in the City of New York State and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment of obligations of the Company under the Credit Agreement expressed to be subject to New York law would generally be upheld and be regarded by a Dutch Court
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

of competent jurisdiction as conclusive evidence when asked to render a judgement in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, in an adversarial procedure its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature.

11.	It is not necessary under the laws of the Netherlands (a) in order to enable the Administrative Agent and the Lenders (as defined in the Credit Agreement) to enforce their rights under the Credit Agreement or (b) by reason of the execution, delivery or performance of the Credit Agreement, that the Administrative Agent or the Lenders be licensed, qualified or entitled to carry on business in the Netherlands.
The opinions expressed above are subject to the following qualifications:
(i)	The choice of the laws of the State of New York to govern the Credit Agreement will generally be recognised and applied by the courts of the Netherlands, provided however, that Dutch courts may give effect to provisions which cannot be derogated from by agreement and to the overriding mandatory provisions of the laws of another country if and insofar as, under the law of the latter country, those rules must be applied regardless of the law applicable to the contract. In considering whether to give effect to these overriding mandatory provisions of such third country, regard shall be had to their nature and purpose and the consequences of their application or non-application. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are overriding mandatory provisions of the laws of the Netherlands irrespective of the law otherwise applicable to the documents in question.
(ii)	The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (openbare orde) of the Netherlands.
(iii)	To the extent that the laws of the Netherlands would apply to the Documents (i) the courts of the Netherlands may deem applicable in addition to the legal consequences (rechtsgevolgen) which have been agreed upon by the parties to
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

any of the Documents, upon the execution thereof, such legal consequences which, pursuant to the nature of the Documents, would result from the law, usual practices or the requirements of reasonableness and fairness (redelijkheid en billijkheid), (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness and (iii) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force, and (iv) the Documents may be capable of being rescinded (vernietigd) as a result of lack of consensus ad idem (wilsgebreken) and the legal consequences thereof.

(iv)	Any enforcement of the Documents and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands. Such courts have the power to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.

(v)	Enforcement of obligations before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the courts of the Netherlands, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defences such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded. In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (actio Pauliana) within the meaning of
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Form of Opinion of Baker & McKenzie Amsterdam N.V.

Article 3:45 of the Dutch Civil Code and/or Article 42 et. sec. of the Dutch Bankruptcy Act (faillissementswet)).

(vi)	The terms “legal”, “valid”, “binding”, “obligation” and “enforceable” mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable.

(vii)	The concept of “delivery” of a document is not known or required under the laws of the Netherlands to render a document valid, binding and enforceable.

(viii)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surséance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above.
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(ix)	Agreements may be amended orally by the parties thereto, notwithstanding provisions therein to the contrary.
(x)	In case of concurrent proceedings in more than one jurisdiction the courts in the Netherlands have the power to stay proceedings if the concurrent proceedings were brought elsewhere prior to the starting of proceedings in the Netherlands.
Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.
(xi)	Insofar as the laws of the Netherlands are concerned the courts of the Netherlands have the discretion to decrease the amount of contractually agreed damages, indemnities or penalties which they regard as manifestly excessive.
(xii)	Whether or not provisions in the respective Documents which may be invalid or void may be severed from the other provisions thereof in order to save those other provisions (partiële nietigheid) would be determined by the Dutch courts at their discretion.
(xiii)	In connection with payments by or to a resident of the Netherlands to or from a non-resident of the Netherlands, the Dutch Central Bank (De Nederlandsche Bank N.V., the “DNB”) may require any Netherlands resident company to comply with certain notification and registration requirements in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiële Betrekkingen Buitenland 1994). A failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Documents or any payment made or to be made thereunder. Any Netherlands resident company will have to notify DNB if it falls within the scope of the External Financial Relations Act 1994. Such notification to DNB may result in a request from DNB to the Company to comply with the notification and registration requirements in the first sentence.
(xiv)	To the extent that any assets owned by the Company have a public utility function (bestemd voor de openbare dienst), seizure of these assets is prohibited by virtue of articles 436 and 703 of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). In addition, no attachment may be
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made on books or records required for the Company’s business by virtue of article 448 of the Dutch Code of Civil Procedure.
In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.
This opinion letter:
(a)	expresses and describes Netherlands legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;
(b)	speaks as of the date stated above;
(c)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and
(d)	is given for the sole benefit of the addressees of this legal opinion which are initial parties to the Credit Agreement or become lenders pursuant to primary syndication in this particular matter and the context specified herein. It may not, without our prior written consent, be transmitted or otherwise disclosed to or relied upon by third parties, nor may it be referred to in other matters or any other context or be quoted or made public in any way, except that this legal opinion may be (i) referred to as a condition to the consummation of the transactions contemplated by the Credit Agreement, (ii) disclosed for information purposes to, but not relied on by, potential assignees, transferees or sub-participants of a loan under the Credit Agreement, (iii) disclosed for information purposes to, but not relied on by, your officers, personnel, directors, auditors, affiliates and advisers, and (iv) disclosed for information purposes, but not relied on, if required by law, regulation or the rules of any stock exchange or in any legal proceedings in connection with the Credit Agreement.
The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of the Netherlands as they stand at today’s date
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and as they are presently interpreted under published authoritative case law as at present in effect.
This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions “we”, “us”, “our” and like expressions should be construed accordingly.
Yours sincerely,

Fedor L. Tanke	Marc L. van Campen
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Schedule 1
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